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Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-137874

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 23, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 6, 2006)

7,000,000 Shares

Common Stock

              We are offering 7,000,000 shares of our common stock, par value $0.001 per share.

              Our common stock is quoted on the Nasdaq Global Market under the symbol "ARRY." The last reported sale price of our common stock on the Nasdaq Global Market was $13.27 per share on April 18, 2007.

              Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of material risks of investing in our common stock under the heading "Risk Factors" beginning on page S-13 of this prospectus supplement and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

              We have granted the underwriters the right to purchase up to 1,050,000 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The underwriters expect to deliver the shares against payment on May     , 2007.

JPMorgan	Banc of America Securities LLC

Jefferies & Company	Piper Jaffray

The date of this prospectus supplement is                        , 2007

Table of contents

Prospectus supplement

About this Prospectus Supplement
Prospectus Supplement Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Capitalization
Dilution
Price Range of Our Common Stock
Dividend Policy
Material United States Federal Tax Considerations to Non-U.S. Holders
Underwriting
Information Incorporated by Reference
Legal Matters
Experts
Prospectus
About This Prospectus
Special Note Regarding Forward-Looking Statements
Summary
Risk Factors
Use of Proceeds
Description of Capital Stock
Description of Depositary Shares
Description of Warrants
Legal Ownership of Securities
Plan of Distribution
Legal Matters
Experts
Incorporation of Certain Information by Reference
Where You Can Find More Information

              You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled "Information Incorporated by Reference" and of the prospectus entitled "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

S-i

Market and Industry Data

              Unless otherwise indicated, information contained or incorporated by reference in this prospectus supplement concerning the cancer market, the inflammatory market, the drug market and our markets, including our general expectations and market position, market opportunity and market share, is based on information from independent industry analysts and third party sources, such as EvaluatePharma and Datamonitor, and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. None of the sources cited or incorporated by reference in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information and cannot assure you of its accuracy or completeness. In addition, while we believe the market position, market opportunity and market share information included or incorporated by reference in this prospectus is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

S-ii

About this Prospectus Supplement

              This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

              References in this prospectus supplement to "Array," "the company," "we," "our" or "us" refer to Array BioPharma Inc. Our trademarks include the Array BioPharma logo and the terms "Array BioPharma," "Array BioPharma The Discovery Research Company," "Turning Genomics Into Breakthrough Drugs," "Optimer," and "Array Discovery Platform." Other brand names, trademarks and trade names appearing in this prospectus supplement and the accompanying prospectus are the property of the respective holders of such trademarks and trade names.

S-iii

Prospectus Supplement Summary

              This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the factors described under the heading "Risk Factors" in this prospectus supplement and in our annual report on Form 10-K, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock.

Our Business

              Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat debilitating and life-threatening diseases. Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important target proteins. We currently have 10 programs in our development pipeline, eight of which are wholly owned by us.

              Our eight most advanced programs that we wholly own and control consist of ARRY-543, an ErbB-2/EGFR dual inhibitor for cancer; ARRY-162, a MEK inhibitor for inflammation; ARRY-797, a p38 inhibitor for inflammation and for cancer; ARRY-520, a KSP inhibitor for cancer; ARRY-380, an ErbB-2 inhibitor for cancer; and ARRY-614, a p38 and Tie2 dual inhibitor for inflammation and for cancer. In addition, we have out-licensed to AstraZeneca PLC three MEK inhibitors for cancer—including ARRY-886 (AZD6244), currently in multiple Phase 2 clinical trials, and ARRY-704 (AZD8330), currently in a Phase 1 clinical trial. Our agreements with AstraZeneca and Genentech each provide for up-front payments, research funding, success-based milestone payments and royalties on product sales. We have also invented a drug candidate that is currently in clinical development for InterMune, Inc. (HCV NS3/4 protease inhibitor, ITMN-191).

              In addition to these development programs, we have out-licensed two cancer programs to Genentech, Inc., and we have a portfolio of discovery programs that we believe will generate two to three Investigational New Drug, or IND, applications per year over the next three years. Our discovery efforts have also generated additional early-stage drug candidates that we may choose to out-license through research partnerships. We believe this business strategy will enable us to receive a greater portion of the potential financial upside than our previous research collaborations while controlling development costs. A recent example of this is our collaboration with VentiRx Pharmaceuticals, Inc., which is described below. We also believe this strategy will allow us to maximize our scientific efforts and other resources on programs for which we have particular expertise or which have synergies with our other development programs.

              We have created our proprietary pipeline of development and discovery programs on a modest investment of approximately $118 million in research and development expenses from our inception through December 31, 2006. Additionally, we have recognized a total of $240 million in research funding and in up-front and milestone payments from our collaboration partners through December 31, 2006. Under our existing collaboration agreements, we have the potential to earn over $260 million in additional milestone payments if we achieve all of the drug discovery objectives detailed in these agreements, as well as royalties on any resulting product sales from 16 different drug development programs.

Research and Development

              Our primary research efforts are centered on cancer and inflammatory disease. We believe there is significant synergy between these two research areas, and developing drugs in one of the areas may lead to therapies in the other area. Our research focuses on biologic functions, or pathways, that have been identified as important in the treatment of human disease based on human clinical, genetic or preclinical data. Within these pathways, we seek to create first-in-class drugs regulating important therapeutic targets to treat patients with serious or life-threatening conditions, primarily in cancer, inflammatory disease as well as in other important disease areas. In addition, we identify opportunities to improve upon existing therapies or drugs in clinical development by creating clinical candidates with superior, or best-in-class, drug characteristics, including efficacy, tolerability or dosing, to provide safer, more effective drugs.

Drug Development Pipeline

              The following pipeline chart shows our 10 most advanced programs in the areas of cancer and inflammatory disease and their stage in the drug discovery and development process.

Drug	Drug Target	Marketing Rights	Status
Cancer
ARRY-886	MEK	AstraZeneca	Multiple Phase 2 trials ongoing (Phase 2 data expected June 2008)
ARRY-543	ErbB-2/EGFR	Array	Phase 1 trial ongoing (Plan to initiate Phase 2 trial in second half 2007)
ARRY-797	P38	Array	IND effective (Plan to initiate Phase 1 trial in 2007)
ARRY-520	KSP	Array	IND effective (Plan to initiate Phase 1 trial in second quarter 2007)
ARRY-704	MEK	AstraZeneca	Phase 1 trial ongoing
ARRY-380	ErbB-2	Array	Regulated Safety Assessment (IND expected to be filed in 2007)
ARRY-614	p38/Tie2	Array	Regulated Safety Assessment (IND expected to be filed in second half 2007(1))
Inflammation
ARRY-162	MEK	Array	Phase 1b trial ongoing (Plan to initiate Phase 2a trial in second half 2007)
ARRY-797	P38	Array	Phase 1 trial ongoing
ARRY-614	p38/Tie2	Array	Regulated Safety Assessment (IND expected to be filed in second half 2007(1))

(1)
A single IND for this compound is expected to be filed in the second half of 2007.

              ARRY-886 (AZD6244) and ARRY-704 (AZD8330) Targeting MEK for Cancer

              We initiated an anti-cancer research program targeting MEK in July 2001 and within 17 months identified ARRY-886, an orally active clinical candidate. ARRY-886 and a subsequently identified clinical candidate, ARRY-704, have both shown tumor suppressive or regressive activity in multiple preclinical models of human cancer including melanoma, pancreatic, colon, lung and breast cancers. Potential advantages of MEK inhibitors over current therapies include improved efficacy and reduced side effects. In December 2003, we entered into an out-licensing and collaboration agreement with AstraZeneca to develop our MEK program solely in the field of oncology. We retain the rights to all MEK compounds not selected by AstraZeneca.

              Under our collaboration with AstraZeneca, we were responsible for conducting Phase 1 clinical testing, which we initiated in June 2004. The trial evaluated tolerability and pharmacokinetics of ARRY-886 following oral administration to patients with advanced cancer. In addition, the trial examined patients for indications of biological activity as well as pharmacodynamic and tumor biomarkers. As we reported in November 2006, Phase 1 testing showed that ARRY-886 inhibited the MEK pathway in tumor tissue at the dose that was later selected for the Phase 2 study and provided prolonged disease stabilization in a number of heavily pre-treated cancer patients.

              In June 2006, AstraZeneca initiated a Phase 2 study for ARRY-886 in malignant melanoma, resulting in a $3 million milestone payment to us. The trial is a randomized Phase 2 study that compares ARRY-886 to temozolomide in the treatment of stage III / IV melanoma patients. AstraZeneca expects to enroll up to 180 patients at approximately 40 centers worldwide. AstraZeneca initiated additional Phase 2 studies for ARRY-886 in colorectal, pancreatic and non-small cell lung cancer during the second half of 2006. AstraZeneca has indicated that it expects to present Phase 2 results at the ASCO conference in June 2008.

              In March 2007, AstraZeneca dosed its first cancer patient in a Phase 1 clinical trial with our MEK inhibitor, ARRY-704 (AZD8330), triggering a $2 million milestone payment to us.

              ARRY-543, Targeting ErbB-2 / EGFR for Cancer

              ErbB-2 and EGFR are receptor kinase targets that are over-expressed in a number of malignancies, including breast, lung, pancreas, colon, and head and neck cancers. Herceptin is an intravenously-dosed protein therapeutic currently on the market for the treatment of breast cancers that over-express ErbB-2. Herceptin has also recently been reported to show promising therapeutic benefits in early, post-surgery, breast cancer patients being treated chronically. We believe these results suggest a high potential value for an orally active drug which regulates ErbB-2 that can be conveniently dosed for extended periods of time. Erbitux, an intravenously-dosed protein therapeutic, and Tarceva, a small molecule inhibitor, are currently marketed drugs that modulate EGFR only. Tykerb, a small molecule drug that modulates ErbB-2 and EGFR, has been approved for the treatment of certain Herceptin-resistant breast cancers and is still undergoing clinical trials for other cancers.

              We believe the concurrent inhibition of ErbB-2 and EGFR provides enhanced efficacy in cancer treatment. ARRY-543, a novel orally active dual inhibitor of EGFR and ErbB-2, behaves as a reversible ATP-competitive inhibitor with nanomolar potency both in vitro and in cell-based proliferation assays. Selectivity for inhibition of ErbB family target proteins has been demonstrated by profiling against a panel of kinases in vitro. In preclinical models, ARRY-543 demonstrated significant dose related tumor growth inhibition when administered orally. ARRY-543 has demonstrated efficacy in certain preclinical models where Tarceva or Herceptin are not active, and we believe has shown equivalent or improved efficacy compared to Tykerb.

              We are nearing completion of a Phase 1a clinical trial in the United States and Canada of ARRY-543 and are preparing to initiate an expansion trial. We reported interim Phase 1a data in December 2006 for ARRY-543: the compound demonstrated consistent drug exposure and four patients had stable disease at well tolerated doses. We plan to initiate Phase 2 trials in the second half of 2007.

              ARRY-520, Targeting KSP for Cancer

              Current cancer therapies include taxanes and vinca alkaloids, agents which inhibit tumor growth by preventing mitotic spindle formation and cell division. ARRY-520 inhibits kinesin spindle protein, or KSP, a protein that plays an essential role in mitotic spindle formation, with subnanomolar potency in both enzymatic and cellular assays. Unlike taxanes and vinca alkaloids, KSP inhibitors do not demonstrate certain side effects such as peripheral neuropathy because the KSP protein is not expressed in non-proliferating nerve cells.

              In vivo, ARRY-520 caused marked tumor regression in preclinical models of human cancer at tolerated doses, often leading to complete durable responses. In studies comparing the most clinically advanced competitor compound and standard of care agents like taxanes and vinca alkaloids, ARRY-520 has shown superior efficacy in multiple xenograft models. We filed an IND application with the U.S. Food and Drug Administration, or FDA, in December 2006 and plan to dose cancer patients in a Phase 1 trial in the second quarter of 2007.

              ARRY-380, Targeting ErbB-2 for Cancer

              ErbB-2 is a receptor kinase target that has been found to be over-expressed in breast and other cancers. Our orally active ErbB-2 inhibitor, ARRY-380, has shown efficacy and a low side effect profile in preclinical models of human cancer. Recently, Herceptin, the intravenously-dosed protein therapeutic currently on the market that modulates ErbB-2, has shown promising therapeutic benefit when dosed as an adjuvant to surgery in cancer patients. This scientific finding expanded an already large market for an ErbB-2 inhibitor. We believe the advantages of ARRY-380 include patient preference for an orally-active drug as well as improved efficacy versus standard of care in preclinical models of human breast cancer. ARRY-380 is currently in regulated safety assessment, and we plan to file an IND application with the FDA during 2007.

              ARRY-162, Targeting MEK for Inflammation

              Pro-inflammatory proteins, or cytokines, have been broadly implicated as playing detrimental roles in a number of inflammatory diseases. Modulation of certain cytokines has been shown to provide clinical benefit for the treatment of inflammatory disease. Injected protein therapeutics currently on the market, including Enbrel, Remicade, Humira and Kineret, bind to and modulate the activity of the cytokines TNF or IL-1. MEK has been demonstrated to regulate the biosynthesis of certain pro-inflammatory cytokines, in particular, TNF, IL-6 and IL-1. We believe inhibition of MEK will have applications in inflammatory diseases driven by these cytokines, such as arthritis, chronic obstructive pulmonary disease, or COPD, renal and cardiovascular disease. Our extensive experience with inhibitors of MEK leads us to believe that this target may be amenable to chronic modulation that is well tolerated by patients. ARRY-162, an orally active MEK inhibitor, has shown efficacy and a low side effect profile in preclinical models of human arthritis and other inflammatory diseases. We believe this compound may provide broad therapeutic benefits in the treatment of inflammatory and chronic degenerative diseases. We initiated Phase 1 clinical trials in healthy volunteers in April 2006 and reported interim data in October 2006. ARRY-162 showed no serious adverse events through 14 days of continuous dosing and significantly inhibited cytokine production after ex-vivo stimulation of clinical samples. We are completing a Phase 1b combination trial with Methotrexate in rheumatoid arthritis patients and long-term toxicology studies. Given appropriate results, we plan to initiate a Phase 2a trial in the second half of 2007.

              ARRY-797, Targeting p38 for Inflammation and Cancer

              p38 is another kinase target that regulates the production of TNF, IL-6 and IL-1. As described above, we believe that inhibition of p38 will regulate inflammatory cytokine production and will benefit patients with inflammatory disease. These cytokines can also act as cellular growth factors or are up-regulated in certain cancers including prostate, ovarian and multiple myeloma. Additionally, p38 may play a role in certain resistance mechanisms or metastatic progression in cancer. As a result, we believe inhibition of p38 may provide a therapeutic benefit in certain cancer patients. ARRY-797, a selective orally active p38 inhibitor, has shown good efficacy, controlled tissue distribution and a low side effect profile in preclinical models of human arthritis and certain cytokine-driven cancers. We filed an IND application with the FDA in October 2006 and initiated Phase 1 clinical trials in healthy volunteers. We also filed an IND application to initiate a Phase 1b trial in cancer patients in April 2007. We plan to initiate additional exploratory trials in both cancer and inflammation patients in 2007.

              ARRY-614, Targeting p38 / Tie2 for Inflammation and Cancer

              Increased production of certain cytokines can cause aberrant tissue proliferation. The growth, differentiation and maintenance of new blood vessels, or angiogenesis, in proliferating tissue can lead to the uncontrolled cell growth that characterizes cancer and chronic inflammatory diseases. p38 regulates the production of numerous pro-inflammatory and pro-proliferative cytokines, such as TNF, IL-6 and IL-1. Tie2 plays an important role in angiogenesis and blood vessel growth. ARRY-614, an orally active compound that inhibits both p38 and Tie2, has been shown to block angiogenesis, to inhibit inflammation and to antagonize tumor growth, while showing a low side effect profile with prolonged dosing in preclinical models. We believe this compound will have broad therapeutic benefits in various cancers and chronic inflammatory diseases. This compound is in regulated safety assessment and we plan to file an IND application and start first-in-human clinical trials in the second half of 2007.

Opportunity

              There is a tremendous opportunity in creating drugs for debilitating and life-threatening diseases, especially in cancer and inflammation. The medical community is seeking selective targeted therapies that treat disease more effectively with an improved safety profile. We believe the future of medicine will be to genetically characterize patients and treat them with these targeted therapies. Also, clinical trials aimed at a well defined patient population should show an improved response rate and increase the chances for approval by the FDA. This approach may result in a greater number of marketed drugs aimed at a smaller subset of patients. Our research benefits from the evolving scientific understanding of how modulating specific protein targets can potentially treat both cancer and inflammatory disease. As a result, a drug designed to treat cancer may also be useful in treating inflammatory disease, and vice-versa.

              According to EvaluatePharma, the worldwide cancer therapy market is expected to grow from $36 billion in 2006 to $73 billion in 2012, of which the total worldwide market for targeted cancer drugs is expected to grow from $16 billion in 2006 to $47 billion in 2012, representing the market's fastest growing segment. The inflammatory disease market is highly diverse and includes rheumatoid arthritis, osteoarthritis, COPD, cardiovascular disease, psoriasis, and kidney diseases. According to EvaluatePharma, the worldwide market for injectable targeted therapies for rheumatoid arthritis alone is expected to grow from $10 billion in 2006 to $18 billion in 2012. Additionally, with the safety concerns over the class of pain medications known as COX-2 inhibitors, new markets for replacement drugs to treat pain associated with rheumatoid arthritis and osteoarthritis are likely to develop.

              Another positive trend for us is the pharmaceutical industry's ongoing need to fill their clinical development pipelines with quality drug candidates to drive future revenue growth. Despite increased spending on internal research, the industry has been unable to meet this demand. The scarcity of later stage clinical assets is driving drug companies to enter into licensing deals at earlier stages. According to research published by Datamonitor in July 2006, among the largest 55 pharmaceutical and biotechnology companies, total investment as a percentage of total sales on drugs licensed at an early stage (Phase 1 and earlier) has increased from an average of 20% of total sales in 2002 to 24% in 2005, and is expected to increase further to 28% in 2010. These percentages do not include drugs acquired through mergers or acquisitions. Accordingly, the reliance on external sources for drug candidates is even higher. We believe this increasing demand for a limited number of clinical assets will further increase the value of our drug pipeline.

              Cancer

              Despite a wide range of available cancer therapies, patient responses to these therapies remain limited and variable. Targeted therapies offer a more specific approach than first generation, cytotoxic chemotherapy drugs by regulating discrete aspects of cellular function affecting cancer cells to a greater extent than normal cells, providing an improved side effect profile and potentially increased efficacy. We believe certain cancers will eventually become chronic diseases, treated with a combination of targeted therapies. Our research focus in the cancer market is to build a pipeline of complimentary targeted therapies.

              According to the American Cancer Society, approximately 10.5 million Americans with a history of cancer were alive in January 2003 and more than 1.4 million new cases are expected to be diagnosed in 2007. The following table shows estimated new cases diagnosed in the United States:

Estimated New Cases in 2007
Prostate	218,890
Lung	213,380
Breast	180,510
Colon	112,340
Melanoma	59,940
Pancreas	37,170

              Inflammatory Disease

              Inflammation is a natural biologic response to injury or infectious attack to the human body. Unregulated inflammation results in a broad range of conditions, most of which are classified by the tissue or organ where the inflammation occurs. These conditions include rheumatoid arthritis in the joint, psoriasis in the skin, COPD in the lung, fibrotic disease in the liver and kidney, Crohn's disease in the intestine, CHF and arteriosclerosis in the arteries. Currently, some of the most effective treatments for these diseases are injected protein therapeutics, which have significant cost and patient compliance issues. Injectable protein therapeutics currently on the market, such as Enbrel, Remicade, Humira and Kineret, bind to and/or modulate the activity of the inflammatory cytokines TNF or IL-1. There remains a significant unmet medical need for improved therapies to treat COPD, asthma, fibrosis and cardiovascular diseases. We believe there is a significant opportunity to create orally active drugs to treat many of these often-chronic diseases. We are developing drugs that modulate important biological targets in key intracellular pathways that control inflammation, potentially providing the ability to treat multiple diseases with a single oral agent.

Partnered Research and Development

              We have research partnerships with leading pharmaceutical and biotechnology companies for which we design, create and optimize drug candidates, and conduct preclinical testing across a broad range of therapeutic areas. In certain partnerships, we also perform process research and development, and manufacture clinical supplies. These partnerships involve either continued research and development on programs we have out-licensed or drug discovery and development on targets selected by our partners. These collaborations provide research funding and, in a number of our current agreements, up-front fees, milestone payments and/or royalties based upon the success of the program.

Our largest partners, from whom we are receiving research funding or have the potential for future milestones or royalties, include AstraZeneca, Genentech, InterMune, Ono Pharmaceutical Co., Ltd., Amgen Inc., Eli Lilly and Company (ICOS Corporation), Japan Tobacco Inc., Takeda Pharmaceutical Company, Ltd.

              Below are summaries of some of our partnered programs in which we are receiving research funding and/or are based on our out-licensed programs.

AstraZeneca — MEK for Cancer Program / ARRY-886 and ARRY-704

              In December 2003, we entered into an out-licensing and collaboration agreement with AstraZeneca to develop our MEK program solely in the field of oncology. Under the agreement, AstraZeneca acquired exclusive worldwide rights to our clinical development candidate, ARRY-886, together with ARRY-704 and another second-generation compound we developed during the collaboration, for oncology indications. We retain the rights to all non-oncology therapeutic indications for MEK compounds not selected by AstraZeneca for development. To date, we have earned $21.5 million in upfront and milestone payments. The agreement also provided for research funding, which is now complete, and potential additional development milestone payments of over $75 million and royalties on product sales. AstraZeneca is responsible for further clinical development and commercialization for ARRY-886, and for clinical development and commercialization for ARRY-704 and for the third compound it licensed.

Genentech — Oncology Programs

              We entered into a licensing and collaboration agreement with Genentech in December 2003 to develop small molecule drugs against multiple therapeutic targets in the field of oncology. We initiated this collaboration with Genentech to advance two of our proprietary oncology programs into clinical development. These programs included small molecule leads we had developed along with additional, related intellectual property. Under the agreement, Genentech made an up-front payment to us, provides research funding and paid a milestone payment to us for nominating a clinical candidate and advancing it into regulated safety assessment testing. In addition, Genentech has agreed to pay us additional potential development milestone payments and royalties on any resulting product sales. Genentech is responsible for clinical development and commercialization of the resulting products.

              In April 2005, we expanded our collaboration agreement with Genentech to develop clinical candidates directed against an additional cancer target. Under the expanded agreement, we receive additional research funding, as well as potential research and development milestone payments and product royalties based on the success of the new program. Genentech has the sole responsibility for clinical development and commercialization of any resulting products. In October 2005, we further expanded our collaboration with Genentech; under the current agreement, we expect to receive a total of $50 million in research funding through December 2008, plus milestone and royalty payments based on success of the programs. Genentech may terminate its agreement with us upon 120 days notice.

InterMune — Hepatitis C Virus Programs

              Our scientists and InterMune scientists have collaborated since 2002 to discover novel small molecule inhibitors of the Hepatitis C Virus (HCV) NS3/4 protease. As a result, our team of scientists discovered ITMN-191, which InterMune is now developing. Under the terms of the agreement, InterMune funds drug discovery, preclinical testing, process development and manufacturing in conformity with current Good Manufacturing Practices, or cGMP, we conduct and will make milestone payments to us based on the selection and progress of clinical drug candidates, as well as royalties on sales of any products derived from the collaboration. As a result of our research progress, we received our first milestone payment from InterMune in June 2004. Research funding under this agreement ends June 30, 2007.

              We designed compounds under this program using computational modeling techniques and optimized them to achieve superior efficacy and targeted tissue penetration. During 2006, we produced and delivered cGMP clinical supplies of ITMN-191, and InterMune initiated a Phase 1 clinical trial. We received a $500,000 milestone payment in February of 2007 after the first subject was dosed.

Ono Pharmaceutical — Research Program

              We entered into a drug discovery collaboration with Ono Pharmaceutical in October 2005 to create small molecule drug candidates against a series of kinases selected by Ono. Ono provides research funding and milestone and royalty payments based on the success of the program. Ono is responsible for clinical development and commercialization of any resulting products. The research funding for this program ends May 1, 2008.

VentiRx Pharmaceuticals — Toll-Like Receptor Program

              We entered into a licensing and collaboration agreement with VentiRx, a privately held biopharmaceutical company in February 2007, granting VentiRx exclusive worldwide rights to our toll-like receptor, or TLR, program. The program contains a number of compounds targeting TLRs to activate innate immunity. VentiRx expects to develop its first two candidates in oncology and allergy. We received an equity stake in VentiRx as well as an upfront payment, potential milestone payments and royalties on product sales. We retain the option to acquire a 50% ownership position in all VentiRx clinical oncology products developed under this agreement.

Our Research and Development Technologies and Expertise

              Our scientists use the Array Discovery Platform, an integrated suite of drug discovery and development technologies, to create drug candidates and to conduct preclinical and clinical development. A critical capability within the Array Discovery Platform is our proprietary software, which enables our scientists to share information across our company, analyze databases of existing drugs, generate novel predictive databases and design novel drugs with potential competitive advantages over current therapies. We use in vitro and in vivo predictive pharmacodynamic and pharmacokinetic models to select compounds for potential development. Early in the drug discovery process, our scientists engineer desirable drug characteristics, such as improved potency, specificity and dosing regimen and reduced side effect profile, into drug candidates. The resulting compounds are tested for safety, efficacy and metabolism to select the most promising clinical candidates.

              Our expanding development capabilities include innovative clinical trials designs that incorporate early markers of biological activity; in-house cGMP facilities, which allow us to rapidly produce clinical drug supplies; clinical development strategies that incorporate trials in diseases that provide rapid proof of concept; therapeutically focused clinical teams that drive rapid protocol development, clinical site selection, trial initiation and monitoring, and study result evaluation.

              We believe our drug discovery and development approach can significantly improve on the industry's existing clinical attrition rates through our use of:

  •
  Proprietary chemoinformatic databases that relate chemical structure to compound development potential;
  •
  Multiple lead generation strategies including high throughput screening, virtual screening and proprietary de novo design software;
  •
  State-of-the-art protein x-ray crystallography, structural databases and computational modeling;
  •
  An extensive battery of in vivo and in vitro metabolic and safety drug profiling assays;

  •
  A company-wide electronic laboratory notebook that enables our scientists to collect, analyze and share information across the organization; and
  •
  Innovative clinical trial designs, incorporating markers of biological activity.

Our Strategy

              We are building a fully integrated, commercial-stage biopharmaceutical company that invents, develops and markets safe and effective small molecule drugs, primarily in cancer and inflammation. We intend to accomplish this through the following strategies:

  •
  Inventing targeted small molecule drugs that demonstrate a competitive advantage over existing therapies to fill our clinical pipeline;
  •
  Commercializing drugs that require a therapeutically directed sales force;
  •
  Partnering late-stage development and commercialization of select drugs;
  •
  Partnering continued research and development of select early-stage programs under which we would receive research funding, plus significant milestones and royalties; and
  •
  Evaluating opportunities to in-license later stage clinical or commercial programs to accelerate our transition to a commercial-stage biotech company.

Our Corporate Information

              Founded in 1998, we are headquartered in Boulder, Colorado and employ a staff of over 300, including 220 scientists and physicians, housed in 230,000 square feet of laboratory facilities. We became a public company in November 2000, and our stock is listed on the Nasdaq Global Market under the symbol "ARRY." The mailing address and telephone number of our principal executive offices are 3200 Walnut Street, Boulder, Colorado 80301, (303) 381-6600.

The Offering

Issuer	Array BioPharma Inc.
Common stock we are offering	7,000,000 shares
Common stock to be outstanding after this offering	47,000,768 shares
Use of proceeds
We intend to use the net proceeds of this offering to fund our research and development efforts, including clinical trials, and for general corporate purposes, including working capital. See "Use of Proceeds."
Nasdaq Global Market Symbol	ARRY
Transfer Agent	American Stock Transfer and Trust Company
Risk Factors	See "Risk Factors" beginning on page S-13 for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

              The number of shares of our common stock to be outstanding after this offering is based on 40,000,768 shares of common stock outstanding as of March 31, 2007 and excludes:

  •
  7,287,565 shares issuable upon exercise of options outstanding as of March 31, 2007 at a weighted average exercise price of $7.09 per share, of which 4,753,862 were exercisable at March 31, 2007;

  •
  3,241,116 shares of common stock available for future issuance under our stock option plan; and 353,784 shares of common stock available for future issuance under our employee stock purchase plan.

              Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option to purchase 1,050,000 additional shares of our common stock.

Summary Financial Data

              The tables below present summary statement of operations and balance sheet data. The summary financial data for the years ended June 30, 2006, June 30, 2005 and June 30, 2004 are derived from our audited financial statements for those periods, which are incorporated by reference into this prospectus supplement. We derived the summary balance sheet data as of December 31, 2006 and summary statement of operations data for the six months ended December 31, 2006 and 2005 from our unaudited financial statements, which are incorporated by reference into this prospectus supplement. The unaudited financial statement data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended December 31, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2007. The as adjusted balance sheet data gives effect to the issuance and sale by us of 7,000,000 shares of our common stock in this offering at an assumed offering price of $13.27 per share, the closing price of our common stock on April 18, 2007, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This information is only a summary and should be read in conjunction with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our periodic reports on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Years Ended June 30,			Six Months Ended December 31,
Statement of operations data:	2006	2005	2004	2006	2005
				(unaudited)
	(In thousands, except share and per share data)
Revenue
Collaboration revenue	$37,738	$34,343	$28,186	$15,535	$17,515
License and milestone revenue	7,265	11,162	6,645	3,049	5,667

Total revenue	45,003	45,505	34,831	18,584	23,182
Operating expenses
Cost of revenue	39,611	38,048	37,257	12,485	19,403
Research and development for proprietary drug discovery	33,381	22,871	15,905	25,638	16,427
Selling, general and administrative expenses	13,789	9,372	8,016	6,252	6,833

Total operating expenses	86,781	70,291	61,178	44,375	42,663

Loss from operations	(41,778)	(24,786)	(26,347)	(25,791)	(19,481)
Interest expense	(670)	—	—	(489)	(282)
Interest income	2,835	1,542	381	2,177	1,380

Net loss	$(39,613)	$(23,244)	$(25,966)	$(24,103)	$(18,383)

Basic and diluted net loss per share	$(1.02)	$(0.68)	$(0.91)	$(0.61)	$(0.48)

Number of shares used to compute per share data	38,759	34,043	28,511	39,309	38,557

	As of December 31, 2006
Balance sheet data:	Actual	As adjusted(1)
	(unaudited, in thousands)
Cash, cash equivalents and marketable securities	$84,400	$171,417
Property, plant and equipment, gross	68,245	68,245
Working capital	68,220	155,237
Total assets	114,614	201,631
Long term debt	15,000	15,000

(1)
Each $1.00 increase or decrease in the offering price per share would increase or decrease the as adjusted figure shown above for each of "cash, cash equivalents and marketable securities," "working capital" and "total assets" by approximately $6.6 million, after deducting estimated underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. An increase or decrease of 1,000,000 shares in the number of shares offered by us at the assumed offering price would increase or decrease the as adjusted figure above for each of "cash, cash equivalents and marketable securities," "working capital," and "total assets" by approximately $12.5 million, after deducting estimated underwriting discounts and commissions.

Risk Factors

              Investment in our common stock involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the specific risks set forth below before making an investment decision. The risks and uncertainties described below could adversely affect our business, operating results and financial condition, as well as cause the value of our common stock to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption "Forward-Looking Statements."

Risks Related to Our Business

We have a history of losses and may not achieve or sustain profitability.

              We are at an early stage of executing our business plan, and we have a limited history of developing and out-licensing our proprietary drug candidates and offering our drug discovery capabilities. We have incurred significant operating and net losses and negative cash flows from operations since our inception. As of December 31, 2006, we had an accumulated deficit of $157.8 million. We had net losses of $24.1 million for the six months ended December 31, 2006, and of $39.6 million, $23.2 million and $26.0 million for the fiscal years ended June 30, 2006, 2005 and 2004, respectively. We expect to incur additional losses and negative cash flows in the future, and these losses may continue or increase due in part to anticipated increases in expenses for research and development, particularly clinical development, expansion of our clinical and scientific capabilities, and acquisitions of complementary technologies or in-licensed drug candidates. At the same time, we expect that revenue from the sale of our research tools and services will continue to decline as a percentage of total revenue as we devote more resources to drug discovery and our proprietary drug programs. As a result, we may not be able to achieve or maintain profitability.

              Moreover, if we do achieve profitability, the level of any profitability cannot be predicted and may vary significantly. Much of our current revenue is non-recurring in nature and unpredictable as to timing and amount. While several of our out-license and collaboration agreements provide for royalties on product sales, given that none of our drug candidates have been approved for commercial sale, that our drug candidates are at early stages of development and that drug development entails a high risk of failure, we do not expect to receive any royalty revenue for several years, if at all. For the same reasons, we may never realize much of the milestone revenue provided for in our out-license and collaboration agreements. Similarly, drugs we select to commercialize ourselves or partner for later-stage co-development and commercialization may not generate revenue for several years, or at all.

Our drug candidates are at early stages of development, and we may not successfully develop a drug candidate that becomes a commercially viable drug.

              The drug discovery and development process is highly uncertain, and we have not developed, and may never develop, a drug candidate that ultimately leads to a commercially viable drug. All of our drug candidates are in the early stages of development, and we do not have any drugs approved for commercial sale. Before a drug product is approved by the FDA for commercial marketing, it is tested for safety and effectiveness in extensive and rigorous clinical trials that can take up to six years or longer. At any time, the FDA may place a clinical trial on "clinical hold," or temporarily or permanently stop the trial for a variety of reasons, principally for safety concerns. Only one of our candidates, ARRY-886, is in a Phase 2 clinical trial initiated in June 2006 by our partner, AstraZeneca. AstraZeneca has initiated a Phase 1 clinical trial for ARRY-704; five of our other candidates, ARRY-543, ARRY-162, ARRY-797, ARRY-520 and ARRY-614, are currently in Phase 1 trials; and

another, ARRY-380, is expected to enter a Phase 1 trial during 2007. Promising results in preclinical development or clinical trials may not be predictive of results obtained in later clinical trials. A number of pharmaceutical companies have experienced significant setbacks in advanced clinical trials, even after obtaining promising results in earlier preclinical and clinical trials. We or our collaborators may experience numerous unforeseen events during, or as a result of, the clinical process that could delay or prevent our drug candidates from being approved, including:

  •
  the failure to achieve clinical trial results that indicate a candidate is effective in treating a specified condition or illness in humans;

  •
  the presence of harmful side effects;

  •
  the FDA's determination that the submitted data does not satisfy the criteria for approval;

  •
  the lack of commercial viability of the drug;

  •
  the failure to acquire, on reasonable terms, intellectual property rights necessary for commercialization; and

  •
  the existence of therapeutics that are more effective or economical to produce.

              At any time, we or our collaborators may decide to discontinue the development of a drug candidate or decide not to commercialize a candidate. If we terminate a preclinical program in which we have invested significant resources, we will have expended resources on a program that will not provide any or a full return on our investment and we will have missed the opportunity to have allocated those resources to potentially more productive uses. Even if one of our drug candidates receives regulatory approval for marketing, physicians or consumers may not find that its effectiveness, ease of use, side effect profile, cost or other factors make it effective in treating disease or more beneficial than or preferable to other drugs on the market. Additionally, third-party payors, such as government health care programs and health insurance plans or maintenance organizations, may choose not to include our drugs on their formulary lists for reimbursement. As a result, our drugs may not be used or may be used only for restricted applications.

We may not be successful in entering into additional out-license agreements on favorable terms.

              We are committing significant resources to create our own proprietary drug candidates and to build a commercial-stage biopharmaceutical company. In fiscal 2006, we increased our investment in proprietary research to $33.4 million in research and development expenses, compared to $22.9 million, and $15.9 million for fiscal years 2005 and 2004, respectively. Our proprietary drug discovery programs are in their early stage of development and are unproven. To date, we have entered into four out-licensing agreements for the development and commercialization of our drug candidates. Although we have expended, and continue to expend, resources on internal research and development for our proprietary programs, we may not be successful in entering into additional out-licensing agreements with favorable terms, including up-front, milestone, royalty and/or license payments, as a result of factors, many of which are outside of our control, and include:

  •
  our ability to create valuable proprietary drug candidates targeting large market opportunities;

  •
  the research and spending priorities of potential licensing partners;

  •
  the willingness of and the resources available to pharmaceutical and biotechnology companies to in-license drug candidates to fill their clinical pipelines;

  •
  we may not be able to agree with the potential partner on the value of the proprietary drug candidates, or on the related term; or

  •
  we may believe the maximum value of a proprietary drug candidate is best achieved by retaining the rights and not seeking a partner.

              In addition, we may undertake and fund, solely at our expense, further development, clinical trials, manufacturing and marketing activities for a greater number of proprietary candidates than we planned. As a result, our requirements for capital could increase significantly, and we may be unable to raise additional capital on favorable terms, or at all, or we may be required to substantially reduce our development efforts, which would delay, limit or prevent our ability to commercialize our drug candidates.

We may not out-license our proprietary programs at the most appropriate time to maximize the total value or return of these programs to us.

              A critical aspect of our business strategy is to out-license drug candidates for late-stage co-development and commercialization to obtain the highest possible value while also evaluating earlier out-licensing opportunities to maximize our risk-adjusted return on our investment in proprietary research. Because the costs and risk of failure of bringing a drug to market are high, the value of out-licensing a drug candidate generally increases as it successfully progresses through clinical trials. We may choose or be forced to out-license a drug candidate or program on terms that require us to relinquish commercial or market rights or at a point in the research and development process that does not provide as great a value or return than what might have been obtained if we had further developed the candidate or program internally. Likewise, we may decline, or be unable to obtain, favorable, early out-licensing opportunities in programs that do not result in a commercially viable drug, which could leave the resulting program with little or no value even though significant resources were invested in its development.

We expect that revenue from our funded research collaborations will decline in the future as we focus more resources on our proprietary research programs.

              We expect that revenue from our funded research collaborations to discover drug candidates against targets our collaborators select will decline. Historically, revenue from these collaborations has partially funded development of a fully capable drug discovery platform for identifying and developing early stage drug candidates. We believe the value of the drug candidates we have created for many of our collaborators under these collaboration agreements has exceeded the economic reward provided to us under the agreements. One of our primary business strategies is to transition to a partnering strategy where, in addition to obtaining potentially higher milestone and royalty rates, we would out-license later stage candidates and retain commercialization or co-promotional rights in parts of the world. In order to transition to this approach, we expect to make significant investments in our own drug discovery efforts to discover additional candidates for out-licensing and that our collaboration revenue will decline as our historical collaborations end.

We have limited clinical development and commercialization experience.

              One of our business strategies is to develop select drug candidates through later stage clinical trials before out-licensing them to a pharmaceutical or biotechnology partner for further clinical development and commercialization and to commercialize select drug candidates ourselves. To date, we have filed six IND applications and initiated four Phase 1 clinical trials, and we have not yet conducted a Phase 2 or later stage clinical trial ourselves, nor have we commercialized a drug. We have limited experience conducting clinical trials and obtaining regulatory approvals, and we may not be successful in some or all of these activities. We have no experience as a company in the sales, marketing and distribution of pharmaceutical products and do not currently have a sales and marketing organization. We expect to expend significant amounts to recruit and retain high quality personnel with clinical development experience. Developing commercialization capabilities would be expensive and time-consuming, could delay any product launch, and we may never be able to develop this capacity. To the extent we are unable or determine not to develop these resources internally, we may be forced to rely on third-party clinical investigators, clinical research or marketing organizations, which could subject us to costs and to delays that are outside our control. If we are unable to establish adequate capabilities independently or with others, we may be unable to generate product revenues for certain candidates.

Delays in the commencement or completion of clinical testing could result in increased costs to us and delay or limit our ability to generate revenues.

              Delays in the commencement or completion of clinical testing could significantly affect our product development costs. We do not know whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

  •
  obtaining regulatory approval to commence a clinical trial;

  •
  reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

  •
  manufacturing sufficient quantities of a product candidate for use in clinical trials;

  •
  obtaining institutional review board, or IRB, approval to conduct a clinical trial at a prospective site;

  •
  recruiting and enrolling patients to participate in clinical trials for reasons including competition from other clinical trial programs for the same or similar indications; and

  •
  retaining patients who have initiated a clinical trial but may be prone to withdraw due to side effects from the therapy, lack of efficacy or personal issues, or who are lost to further follow-up.

              Clinical trials may also be delayed as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us, the FDA, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or other regulatory authorities due to a number of factors, including:

  •
  failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

  •
  inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

  •
  unforeseen safety issues; and

  •
  lack of adequate funding to continue the clinical trial.

              Additionally, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate, any of our clinical trials, the commercial prospects for our product candidates may be harmed and our ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

The sale and manufacture of drug candidates that we develop with our collaborators or on our own may not receive regulatory approval.

              The development and commercialization of drug candidates for our collaborators and our own internal drug discovery efforts are subject to regulation. Pharmaceutical products require lengthy and costly testing in animals and humans and regulatory approval by governmental agencies prior to commercialization. It takes several years to complete testing and failure can occur at any stage of testing. Results attained in preclinical testing and early clinical trials for any of our drug candidates may not be indicative of results that are obtained in later studies, and significant setbacks in advanced clinical trials may arise, even after promising results in earlier studies. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or result in marketable products. Furthermore, data obtained from preclinical and clinical studies are susceptible to varying interpretations that may delay, limit or prevent regulatory approval. In addition, the administration of any drug candidate we develop may produce undesirable side effects or safety issues that could result in the interruption, delay or suspension of clinical trials, or the failure to obtain FDA approval for any or all targeted indications. Based on results at any stage of testing, we or our collaborators may decide to repeat or redesign a trial or discontinue development of a drug candidate.

              Approval of a drug candidate as safe and effective for use in humans is never certain, and regulatory agencies may delay or deny approval of drug candidates for commercialization. These agencies may also delay or deny approval based on additional government regulation or administrative action, on changes in regulatory policy during the period of clinical trials in humans and regulatory review or on the availability of alternative treatments. Similar delays and denials may be encountered in foreign countries. None of our collaborators have obtained regulatory approval to manufacture and sell drug candidates owned by us or identified or developed under an agreement with us. If we or our collaborators cannot obtain this approval, we will not realize milestone or royalty payments based on commercialization goals for these drug candidates.

              In light of widely publicized events concerning the safety of certain drug products, such as Vioxx, regulatory authorities, members of Congress, the Government Accountability Office ("GAO"), medical professionals, and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products, and establishment of risk management plans that may, for instance, restrict distribution of drug products. Although drug safety concerns have occurred over time, the increased attention to this issue may result in a more cautious approach by the FDA. As a result, data from clinical trials may receive greater scrutiny with respect to safety. Safety concerns may result in the FDA or other regulatory authorities terminating clinical trials before completion or requiring longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

Even if our drug candidates obtain regulatory approval, we and our collaborators will be subject to ongoing government regulation.

              Even if regulatory authorities approve any of our drug candidates, the manufacture, labeling, storage, recordkeeping, distribution, marketing and sale of these drugs will be subject to strict and ongoing regulation. Compliance with these regulations consumes substantial financial and management resources and may expose us and our collaborators to the potential for other adverse circumstances. For example, approval for a drug may be conditioned on costly post-marketing follow-up studies. Based on these studies, if a regulatory authority does not believe that the drug demonstrates a clinical benefit to patients, it could limit distribution of the drug or limit the indications for which a drug may be sold or revoke the drug's marketing approval. In addition, identification of certain side effects after a drug is on the market may result in the subsequent withdrawal of approval, product recall, reformulation of a drug, additional preclinical and clinical trials and changes in labeling or distribution. Any of these events could delay or prevent us from generating revenue from the commercialization of these drugs and cause us to incur significant additional costs.

              Given the number of recent high profile safety events with certain drug products, FDA may require, as a condition of approval, costly risk management programs with components including safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials, and restrictions on direct-to-consumer advertising. Furthermore, heightened Congressional scrutiny on the adequacy of the FDA's drug approval process and the agency's efforts to assure the safety of marketed drugs has resulted in the proposal of new legislation addressing drug safety issues. If enacted, any new legislation could result in delays or increased costs for manufacturers and drug sponsors during the period of product development, clinical trials, and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements.

              In addition, the marketing of these drugs by us or our collaborators will be regulated by federal and state laws pertaining to health care "fraud and abuse," such as the federal anti-kickback law prohibiting bribes, kickbacks or other remuneration for the order, purchase or recommendation of items or services reimbursed by federal health care programs. Many states have similar laws applicable to items or services reimbursed by commercial insurers. Violations of fraud and abuse laws can result in fines and/or imprisonment.

If our drug candidates do not gain market acceptance, we may be unable to generate significant revenue.

              Even if our drug candidates are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our drug candidates will depend on a number of factors including:

  •
  demonstration of clinical effectiveness and safety;

  •
  the potential advantages of our drug candidates over alternative treatments;

  •
  the ability to offer our drug candidates for sale at competitive prices;

  •
  the availability of adequate third-party coverage and reimbursement; and

  •
  the effectiveness of marketing and distribution methods for the products.

              If our drug candidates do not gain market acceptance among physicians, patients and others in the medical community, our ability to generate meaningful revenues from our drug candidates would be limited.

If we need but are unable to obtain additional funding to support our operations, we could be unable to successfully execute our operating plan or be forced to reduce our operations.

              We have historically funded our operations through revenue from our collaborations and the issuance of equity securities. We used $24.3 million in our operating activities in fiscal 2006 while we used $17.2 million in our operating activities in fiscal 2005. Although we anticipate that we will use more cash in our operating activities in future periods, we believe that our existing cash, cash equivalents and marketable securities, anticipated cash flow from existing out-license and collaboration agreements and the proceeds from this offering will be sufficient to support our current operating plan for at least the next 12 months. However, our current operating plan and assumptions could change as a result of many factors, and we could require additional funding sooner than anticipated.

              To the extent that the cash from our future operating activities is insufficient to meet our future capital requirements, we will have to raise additional funds to continue our proprietary research and development. We may not be able to raise funds on favorable terms, if at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities would result in dilution to our stockholders. We have a credit facility providing for a $10 million term loan, and a $5 million equipment line, of which a total of $15 million was advanced to us as of December 31, 2006. In addition we have a $6.8 million revolving line of credit to support standby letters of credit. A portion of our cash flow will be dedicated to the payment of principal and interest on such indebtedness, and possibly to fund increased compensating and restricted cash balances with the lender, which could render us more vulnerable to competitive pressures and economic downturns and imposes some restrictions on our operations. If we are unable to obtain additional funds when needed, we may be required to curtail operations significantly or to obtain funds through other arrangements on unattractive terms, which could prevent us from successfully executing our operating plan.

Our collaborators have substantial control and discretion over the timing and the continued development and marketing of drug candidates we create for them.

              Our collaborators have significant discretion in determining the efforts and amount of resources that they dedicate to our collaborations. Our collaborators may determine not to proceed with clinical development or commercialization of a particular drug candidate for a number of reasons that are beyond our control, even under circumstances where we might have continued such a program. In addition, our ability to generate milestone payments and royalties from our collaborators depends on our collaborators' abilities to establish the safety and efficacy of our drug candidates, obtain regulatory approvals and achieve market acceptance of products developed from our drug candidates. We also depend on our collaborators to manufacture clinical scale quantities of some of our drug candidates and would depend on them in the future for commercial scale manufacture, distribution and direct sales. Our collaborators may not be successful in manufacturing our drug candidates on a commercial scale or in successfully commercializing them.

              We face additional risks in connection with our collaborations, including the following:

  •
  our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of the collaboration with us;

  •
  our collaborators may underfund or not commit sufficient resources to the testing, marketing, distribution or other development of our drug candidates;

  •
  our collaborators may not properly maintain or defend our intellectual property rights or they may utilize our proprietary information in such a way as to invite litigation that could jeopardize or potentially invalidate our intellectual property or proprietary information or expose us to potential liability;

  •
  our collaborators may encounter conflicts of interest, changes in business strategy or other business issues which could adversely affect their willingness or ability to fulfill their obligations to us (for example, pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries); and

  •
  disputes may arise between us and our collaborators delaying or terminating the research, development or commercialization of our drug candidates, resulting in significant litigation or arbitration that could be time-consuming and expensive, or causing collaborators to act in their own self-interest and not in the interest of our stockholders.

Revenue from collaborations depends on the extent to which the pharmaceutical and biotechnology industries collaborate with other companies for one or more aspects of their drug discovery process.

              Our capabilities include aspects of the drug discovery process that pharmaceutical and biotechnology companies have traditionally performed internally. The willingness of these companies to expand or continue drug discovery collaborations to enhance their research and development process is based on several factors that are beyond our control, any of which could cause our revenue to decline. These include their ability to hire and retain qualified scientists, the resources available for entering into drug discovery collaborations and the spending priorities among various types of research activities. In addition, our ability to convince these companies to use our drug discovery capabilities, rather than develop them internally, depends on many factors, including our ability to:

  •
  develop and implement drug discovery technologies that will result in the identification of higher-quality drug candidates;

  •
  attract and retain experienced, high caliber scientists;

  •
  achieve timely, high-quality results at an acceptable cost; and

  •
  design, create and manufacture our chemical compounds in quantities, at purity levels and at costs that are acceptable to our collaborators.

              The importance of these factors varies depending on the company and type of discovery program, and we may be unable to meet any or all of them in the future. Even if we are able to address these factors, these companies may still decide to perform these activities internally or retain other companies that provide drug research and development expertise similar to ours.

Our research and development capabilities may not produce viable drug candidates.

              We have entered into several research and development collaborations under which we provide drug discovery services to identify drug candidates for our collaborators using the Array Discovery Platform. We also seek to identify and develop drug candidates for our proprietary programs. It is uncertain whether we will be able to provide drug discovery more efficiently or create high quality drug candidates that are suitable for our or our collaborators' purposes, which may result in delayed or lost revenue, loss of collaborators or failure to expand our existing relationships. Our ability to create viable drug candidates for ourselves and our collaborators depends on many factors, including the implementation of appropriate technologies, the development of effective new research tools, the complexity of the chemistry and biology, the lack of predictability in the scientific process and the performance and decision-making capabilities of our scientists. Our information-driven technology platform, which we believe allows our scientists to make better decisions, may not enable our scientists to make correct decisions or develop viable drug candidates.

If our drug discovery and development programs do not progress as anticipated, our revenue and stock price could be negatively impacted.

              We estimate the timing of a variety of preclinical, clinical, regulatory and other milestones for planning purposes, including when a drug candidate is expected to enter clinical trials, when a clinical trial will be completed or when an application for regulatory approval will be filed. Some of our estimates are included in this registration statement. We base our estimates on facts that are currently known to us and on a variety of assumptions, many of which are beyond our control. Delays may be caused by regulatory or patent issues, interim or final results of on-going clinical trials, scheduling conflicts with participating clinics and the availability of patients who meet the criteria for, and the rate of patient enrollment in, clinical trials. If we or our collaborators do not achieve milestones when anticipated, we may not achieve our planned revenue, and our stock price could decline.

We may not realize anticipated benefits from future acquisitions.

              As part of our business strategy, we may acquire, invest in or form strategic partnerships with businesses with complementary products, services and/or technologies. Acquisitions and strategic partnerships involve numerous risks, including, but not limited to:

  •
  difficulties and increased costs in connection with integration of the personnel, operations, technologies and products of acquired companies;

  •
  diversion of management's attention from other operational matters;

  •
  the potential loss of key employees;

  •
  the potential loss of key collaborators;

  •
  lack of synergy, or the inability to realize expected synergies, resulting from the acquisition or partnership; and

  •
  impairment of acquired intangible assets as a result of technological advancements or worse-than-expected performance of the acquired company or the partnered assets.

              Mergers and acquisitions are inherently risky and involve significant investments in time and resources to effectively manage these risks and integrate an acquired business. Even with investments in time and resources, an acquisition or strategic partnership may not produce the revenues, earnings or business synergies we anticipate. An acquisition or strategic partnership that fails to meet our expectations could materially and adversely affect our business, financial condition and results of operations.

Because we rely on a small number of collaborators for a significant portion of our revenue, if one or more of our major collaborators terminates or reduces the scope of their agreement with us, our revenue may significantly decrease.

              A relatively small number of collaborators account for a significant portion of our revenue. Genentech, InterMune, AstraZeneca and Ono Pharmaceuticals, Co. Ltd accounted for 39%, 25%, 16% and 13%, respectively, of our total revenue for the six months ended December 31, 2006, and for 35%, 24%, 16% and 7%, respectively, of our total revenue in fiscal 2006. In fiscal 2005 the same collaborators accounted for 28%, 10%, 27% and less than 1% respectively, of our total revenue. We expect that revenue from a limited number of collaborators, including Genentech and Ono will account for a large portion of our revenue in future quarters. In general, our collaborators may terminate their contracts with us upon 90 to 120 days' notice for a number of reasons. In addition, some of our major collaborators can determine the amount of products delivered and research or development performed under these agreements. As a result, if any one of our major collaborators cancels, declines to renew or reduces the scope of its contract with us, our revenue may significantly decrease.

We may not be able to recruit and retain the experienced scientists and management we need to compete in the drug research and development industry.

              We have approximately 300 employees as of March 31, 2007, and our future success depends upon our ability to attract, retain and motivate highly skilled scientists and management. Our ability to achieve our business strategies, including progressing drug candidates through later stage development or commercialization, attracting new collaborators and retaining, renewing and expanding existing collaborations, depends on our ability to hire and retain high caliber scientists and other qualified experts. We compete with pharmaceutical and biotechnology companies, contract research companies and academic and research institutions to recruit personnel and face significant competition for qualified personnel, particularly clinical development personnel. We may incur greater costs than anticipated, or may not be successful, in attracting new scientists or management or in retaining or motivating our existing personnel.

              Our future success also depends on the personal efforts and abilities of the principal members of our senior management and scientific staff to provide strategic direction, manage our operations and maintain a cohesive and stable environment. In particular, we rely on the services of Robert E. Conway, our Chief Executive Officer; Dr. Kevin Koch, our President and Chief Scientific Officer; Dr. David L. Snitman, our Chief Operating Officer and Vice President, Business Development; R. Michael Carruthers, our Chief Financial Officer; and John R. Moore, our Vice President and General Counsel. We have employment agreements with all of the above personnel that are terminable upon 30 days' prior notice. In addition, we believe that successfully building our clinical development capabilities depends to a great extent on our ability to recruit and retain a high caliber Chief Medical Officer. If we cannot attract and retain a Chief Medical Officer or other qualified scientists and management, we may not be able to successfully execute our operating plan.

Our cGMP and pharmacology facilities and practices may fail to comply with government regulations.

              All facilities and manufacturing processes used in the production of Active Pharmaceutical Ingredients for clinical use in the United States must be operated in conformity with cGMP requirements, as established by the FDA. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. If we fail to comply with these regulatory requirements, we may not be able to continue the production of our products, and we could be subject to fines and penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. We operate a clinical-scale manufacturing facility that we believe conforms with cGMP requirements. This facility and our cGMP practices are subject to periodic regulatory inspections to ensure compliance with cGMP requirements. In addition, we could be required to comply with specific requirements of our collaborators, which may exceed FDA requirements. Failure on our part to comply with applicable regulations and specific requirements of our collaborators could result in the termination of ongoing research, disqualification of data for submission to regulatory authorities, delays or denials of new product approvals, warning letters, fines, consent decrees restricting or suspending manufacturing operations, injunctions, civil penalties, recall or seizure of products, and criminal prosecution. Material violations of cGMP requirements could result in regulatory sanctions and, in severe cases, could result in a mandated closing of our cGMP facility.

              In connection with our application for commercial approvals and, if any drug candidate is approved by the FDA or other regulatory agencies for commercial sale, a significant scale-up in manufacturing may require additional validation studies. If we are unable to successfully increase the manufacturing capacity for a drug candidate, the regulatory approval or commercial launch of that drug candidate may be delayed, or there may be a shortage of supply, which could limit our ability to commercialize the drug.

              In addition, our pharmacology facility may be subject to the United States Department of Agriculture, or the USDA, regulations for certain animal species. Failure on our part to comply with applicable regulations and specific requirements of our collaborators could result in the termination of ongoing pharmacology research. Material violations of USDA requirements could result in additional regulatory sanctions and, in severe cases, could result in a mandated closing of our pharmacology facility for certain species.

Our development, testing and manufacture of drug candidates may expose us to product liability lawsuits.

              We develop, test and manufacture drug candidates that are generally intended for use in humans. Our drug discovery activities, including clinical trials we or our collaborators conduct, that result in the future manufacture and sale of drugs by us or our collaborators expose us to the risk of liability for personal injury or death to persons using these drugs. We may be required to pay substantial damages or incur legal costs in connection with defending any of these product liability claims, or we may not receive revenue from expected royalty or milestone payments if the commercialization of a drug is limited or ceases as a result of such claims. We have product liability insurance that contains customary exclusions and provides coverage up to $7.0 million per occurrence and in the aggregate, which we believe is customary in our industry for our current operations. However, our product liability insurance does not cover every type of product liability claim that we may face or loss we may incur, and may not adequately compensate us for the entire amount of covered claims or losses or for the harm to our business reputation. We may be unable to acquire or maintain additional or maintain our current insurance policies at acceptable costs or at all.

If our use of chemical and hazardous materials violates applicable laws or regulations or causes personal injury we may be liable for damages.

              Our drug discovery activities, including the analysis and synthesis of chemical compounds, involve the controlled use of chemicals, including flammable, combustible, toxic and radioactive materials that are potentially hazardous. Our use, storage, handling and disposal of these materials is subject to federal, state and local laws and regulations, including the Resource Conservation and Recovery Act, the Occupational Safety and Health Act and local fire codes, and regulations promulgated by the Department of Transportation, the Drug Enforcement Agency, the Department of Energy, the Colorado Department of Public Health and Environment, and the Colorado Department of Human Services, Alcohol and Drug Abuse Division. We may incur significant costs to comply with these laws and regulations in the future. In addition, we cannot completely eliminate the risk of accidental contamination or injury from these materials, which could result in material unanticipated expenses, such as substantial fines or penalties, remediation costs or damages, or the loss of a permit or other authorization to operate or engage in our business. Those expenses could exceed our net worth and limit our ability to raise additional capital.

Our operations could be interrupted by damage to our specialized laboratory facilities.

              Our operations are dependent upon the continued use of our highly specialized laboratories and equipment in Boulder and Longmont, Colorado. Catastrophic events, including fires or explosions, could damage our laboratories, equipment, scientific data, work in progress or inventories of chemical compounds and may materially interrupt our business. We employ safety precautions in our laboratory activities in order to reduce the likelihood of the occurrence of these catastrophic events; however, we cannot eliminate the chance that such an event will occur. The availability of laboratory space in these locations is limited, and rebuilding our facilities could be time consuming and result in substantial delays in fulfilling our agreements with our collaborators. We maintain business interruption insurance in the amount of $18.0 million to cover continuing expenses and lost revenue caused by such occurrences. However, this insurance does not compensate us for the loss of opportunity and potential harm to customer relations that our inability to meet our collaborators' needs in a timely manner could create.

Risks Related to Our Industry

The concentration of the pharmaceutical and biotechnology industry and any further consolidation could reduce the number of our potential collaborators.

              There are a limited number of pharmaceutical and biotechnology companies, and these companies represent a significant portion of the market for our capabilities. The number of our potential collaborators could decline even further through consolidation among these companies. If the number of our potential collaborators declines even further, they may be able to negotiate greater rights to the intellectual property they license from us, price discounts or other terms that are unfavorable to us.

Capital market conditions may reduce our biotechnology collaborators' ability to fund research.

              Traditionally, many unprofitable biotechnology companies have funded their research and development expenditures through raising capital in the equity markets. Declines and uncertainties in these markets have severely restricted raising new capital at times in the past and have affected these companies' ability to continue to expand or fund existing research and development efforts. If our current or future biotechnology collaborators are unable to raise sufficient capital to fund research and development expenditures, we may not be able to expand or maintain current revenue.

Health care reform and cost control initiatives by third-party payors could reduce the prices that can be charged for drugs, which could limit the commercial success of our drug candidates.

              In the United States, there have been and we expect there will continue to be a number of legislative and regulatory proposals to change the healthcare system in ways that could significantly affect our business. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For instance, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, among other things, added a new Part D prescription drug benefit for Medicare beneficiaries otherwise without prescription drug coverage. Furthermore, future legislation or regulation may limit the prices that can be charged for drugs we develop and may limit our commercial opportunity and reduce any associated revenue and profits. For example, federal laws require drug manufacturers to pay specified rebates for drugs reimbursed by Medicaid and to provide discounts for out-patient drugs purchased by certain public health service entities and "disproportionate share" hospitals and for purchases by some federal governmental departments such as the Department of Veterans Affairs and the Department of Defense. In some countries other than the United States, coverage, reimbursement, pricing and profitability of prescription pharmaceuticals and biopharmaceuticals are subject to government control. We are unable to predict what additional legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business.

              Also, we expect managed care plans will continue to put pressure on the pricing of pharmaceutical and biopharmaceutical products. Cost control initiatives could decrease the price that we, or any potential collaborators, receive for any of our future products, which could adversely affect our profitability. These initiatives may also have the effect of reducing the resources that pharmaceutical and biotechnology companies can devote to in-licensing drug candidates and the research and development of new drugs, which could reduce our resulting revenue. Any cost containment measures or other reforms that are adopted could have a negative impact on our ability to commercialize successfully our products or could limit or eliminate our spending on development of new drugs and affect our profitability.

We or our collaborators may not obtain favorable reimbursement rates for our drug candidates.

              The commercial success of our drug candidates will depend on the availability and adequacy of coverage and reimbursement from third-party payors, including government health care programs and private insurance plans. Third-party payors are increasingly challenging the prices charged for pharmaceuticals and other medical products. Our products may be considered less cost-effective than existing products, and, as such, coverage and reimbursement to the patient may not be available or be sufficient to allow the sale of our products on a competitive basis.

              In addition, the market for our drug candidates will depend significantly on access to third-party payors' drug formularies, or lists of medications for which third-party payors provide coverage and reimbursement. Industry competition to be included in such formularies can result in downward pricing pressures on pharmaceutical companies. As such, we cannot provide assurances that our products will be placed on third-party payors' formularies. To the extent that our products are listed on third-party payors' formularies, we or our collaborators may not be able to negotiate favorable reimbursement rates for our products. If we, or our collaborators fail to obtain an adequate level of coverage and reimbursement for our products by third-party payors, sales of the drugs would be adversely affected or there may be no commercially viable market for the products.

The drug research and development industry has a history of patent and other intellectual property litigation, and we may be involved in costly intellectual property lawsuits.

              The drug research and development industry has a history of patent and other intellectual property litigation, and we believe these lawsuits are likely to continue. Legal proceedings relating to intellectual property would be expensive, take significant time and divert management's attention from other business concerns. Because we produce drug candidates for a broad range of therapeutic areas and provide many different capabilities in this industry, we face potential patent infringement suits by companies that control patents for similar drug candidates or capabilities or other suits alleging infringement of their intellectual property rights. There could be issued patents of which we are not aware that our products infringe or patents that we believe we do not infringe that we are ultimately found to infringe. Moreover, patent applications are in many cases maintained in secrecy for eighteen months after filing or even until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patent applications can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that we infringe with our products. In addition, technology created under our research and development collaborations may infringe the intellectual property rights of third parties, in which case we may not receive milestone or royalty revenue from those collaborations.

              If we do not prevail in an infringement lawsuit brought against us, we might have to pay substantial damages, including triple damages, and we could be required to stop the infringing activity or obtain a license to use the patented technology or redesign our products so as not to infringe the patent. We may not be able to enter into licensing arrangements at a reasonable cost or effectively redesign our products. Any inability to secure licenses or alternative technology could delay the introduction of our products or prevent us from manufacturing or selling products.

The intellectual property rights we rely on to protect our proprietary drug candidates and the technology underlying our tools and techniques may be inadequate to prevent third parties from using our technology or developing competing capabilities or to protect our interests in our proprietary drug candidates.

              Our success will depend in part on our ability to protect patents and maintain the secrecy of our rights to our proprietary drug candidates and of proprietary processes and other technologies we develop for the testing and synthesis of chemical compounds in the drug discovery process. We currently have numerous issued U.S. patents and patent applications on file with the United States Patent and Trademark Office and around the world.

              Any patents that we may own or license now or in the future may not afford meaningful protection for our drug candidates or our technology and tools. In order to protect or enforce our intellectual property rights, we may have to initiate legal proceedings against third parties. Our efforts to enforce and maintain our intellectual property rights may not be successful and may result in substantial costs and diversion of management time. In addition, other companies may challenge our patents and, as a result, these patents could be narrowed, invalidated or rendered unenforceable, or we may be forced to stop using the technology covered by these patents or to license the technology from third parties. In addition, current and future patent applications on which we depend may not result in the issuance of patents in the United States or foreign countries. Even if our rights are valid, enforceable and broad in scope, competitors may develop drug candidates or other products based on similar research or technology that is not covered by our patents.

              Patent applications relating to or affecting our business may have been filed by a number of pharmaceutical and biopharmaceutical companies and academic institutions. A number of the technologies in these applications or patents may conflict with our technologies, patents or patent applications, which could reduce the scope of patent protection we could otherwise obtain. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of inventions. We cannot be certain that we are the first creator of inventions covered by pending patent applications, or that we were the first to file patent applications for any such inventions.

              Drug candidates we develop that are approved for commercial marketing by the FDA would be eligible for market exclusivity for varying time periods during which generic versions of a drug may not be marketed, and we could apply to extend patent protection for up to five additional years under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984, known as the "Hatch-Waxman Act." The Hatch-Waxman Act also provides a means for approving generic versions of a drug once the marketing exclusivity period has ended and all relevant patents have expired. The period of exclusive marketing, however, may be shortened if a patent is successfully challenged and defeated, which could reduce the amount of royalties we receive on the product.

Agreements we have with our employees, consultants and collaborators may not afford adequate protection for our trade secrets, confidential information and other proprietary information.

              In addition to patent protection, we also rely on copyright and trademark protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we require our employees, consultants, advisors and collaborators to execute confidentiality and proprietary information agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information and there may not be adequate remedies in the event of unauthorized use or disclosure. Furthermore, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities we conduct. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although we require our employees and consultants to maintain the confidentiality of all proprietary information of their previous employers, these individuals, or we, may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. Finally, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Our failure or inability to protect our proprietary information and techniques may inhibit or limit our ability to compete effectively, or exclude certain competitors from the market.

The drug research and development industry is highly competitive, and we compete with some companies that offer a broader range of capabilities and have better access to resources than we do.

              The pharmaceutical and biotechnology industries are characterized by rapid and continuous technological innovation. We compete with companies worldwide that are engaged in the research and discovery, licensing, development and commercialization of drug candidates, including Arena Pharmaceuticals Inc.; Arqule; Cytokinetics Inc.; deCODE genetics, Inc.; Exelixis Inc.; Incyte Corporation.; Theravance, Inc.; and Vertex Pharmaceuticals Incorporated. Some of our competitors have a broader range of capabilities and have greater access to financial, technical, scientific, regulatory, business development, recruiting and other resources than we do. Their access to greater resources may allow them to develop processes or products that are more effective, safer or less costly, or gain greater market acceptance, than products we develop or for which they obtain FDA approval more rapidly than we do. We anticipate that we will face increased competition in the future as new companies enter the market and advanced technologies become available.

We face potential liability related to the privacy of health information we obtain from research institutions.

              Most health care providers, including research institutions from whom we or our collaborators obtain patient information, are subject to privacy regulations promulgated under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. We are not directly regulated by HIPAA. However, conduct by a person that may not be prosecuted directly under HIPAA's criminal provisions could potentially be prosecuted under aiding and abetting or conspiracy laws. Consequently, depending on the facts and circumstances, we could face substantial criminal penalties if we receive individually identifiable health information from a health care provider or research institution that has not satisfied HIPPA's disclosure standards. In addition, certain state privacy laws and genetic testing laws may apply directly to our operations and/or those of our collaborators and may impose restrictions on our use and dissemination of individuals' health information. Moreover, patients about whom we or our collaborators obtain information, as well as the providers who share this information with us, may have contractual rights that limit our ability to use and disclose the information. Claims that we have violated individuals' privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Risks Related to Our Stock and the Offering

Our officers and directors have significant control over us and their interests may differ from those of our stockholders.

              At December 31, 2006, our directors and officers beneficially owned or controlled approximately 12.3% of our common stock. Individually and in the aggregate, these stockholders significantly influence our management, affairs and all matters requiring stockholder approval. These stockholders may vote their shares in a way with which other stockholders do not agree. In particular, this concentration of ownership may have the effect of delaying, deferring or preventing an acquisition of us or entrenching management and may adversely affect the market price of our common stock.

Our quarterly operating results could fluctuate significantly, which could cause our stock price to decline.

              Our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. Entering into licensing or drug discovery collaborations typically involves significant technical evaluation and/or commitment of capital by our collaborators. Accordingly, negotiation can be lengthy and is subject to a number of significant risks, including collaborators' budgetary constraints and internal acceptance reviews. In addition, a significant portion of our revenue is attributable to up-front payments and milestones that are non-recurring. Further, some of our collaborators can influence when we deliver products and perform services, and therefore receive revenue, under their contracts with us. Due to these factors, our operating results could fluctuate significantly from quarter to quarter. In addition, we may experience significant fluctuations in quarterly operating results due to factors such as general and industry-specific economic conditions that may affect the research and development expenditures of pharmaceutical and biotechnology companies.

              Due to the possibility of fluctuations in our revenue and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. If we do not meet analysts' and/or investors' expectations, our stock price could decline.

Because our stock price may be volatile, our stock price could experience substantial declines.

              The market price of our common stock has historically experienced and may continue to experience volatility. The high and low closing bids for our common stock were $13.57 and $7.55, respectively, for the first half of fiscal 2007, $9.67 and $5.99, respectively, in fiscal 2006, and $9.73 and $5.66, respectively, in fiscal 2005. Our quarterly operating results, the success or failure of our internal drug discovery efforts, developments or disputes concerning our patents or proprietary rights, changes in general conditions in the economy or the financial markets and other developments affecting our collaborators, our competitors or us could cause the market price of our common stock to fluctuate substantially. This volatility coupled with market declines in our industry over the past several years have affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and may adversely affect the price of our common stock. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in potential liabilities, substantial costs and the diversion of management's attention and resources, regardless of whether we win or lose.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

              We have never declared or paid any cash dividends on our common stock and are restricted in our ability to do so under our current credit agreement. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

The ability of our stockholders to control our policies and effect a change of control of our company is limited, which may not be in the best interests of our stockholders.

              There are provisions in our certificate of incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These include the following provisions in our certificate of incorporation:

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  Our certificate of incorporation provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire.

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  Our certificate of incorporation authorizes our board of directors to issue shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control.

              In addition, our board of directors approved a Rights Agreement on August 2, 2001, which could prevent or deter a potential unsolicited takeover of us by causing substantial dilution of an acquirer of 15% or more of our outstanding common stock. We are also subject to the business combination provisions of Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirers of 15% or more of our stock. As a result, it is difficult for a third party to acquire control of us without the approval of the board of directors and, therefore, mergers and acquisitions of us that our stockholders may consider in their best interests may not occur.

Future sales of our common stock may depress our stock price.

              The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There are 40,000,768 shares of common stock outstanding as of March 31, 2007. All of the shares sold in this offering, including shares issuable upon conversion or exercise of any preferred stock or warrants, will be freely transferable without restriction or further registration under the Securities Act of 1933.

              We have an aggregate of 10,882,465 shares of common stock remaining as of March 31, 2007 that have been registered or are freely tradeable under an exemption from registration and are reserved for issuance upon exercise of options granted or reserved for grant under our stock option plan and our employee stock purchase plan. Stockholders can sell these shares in the public market upon issuance, subject to restrictions under securities laws. The number of shares we have reserved for issuance under our stock option plan may increase based on our issued and outstanding shares of common stock and we may increase the number of shares reserved for issuance under our employee stock purchase plan. We may register such additional shares in the future. In addition, some of our existing stockholders will be entitled to register their shares of common stock after this offering.

We have broad discretion in the use of the net proceeds from this offering, and we may not use these proceeds effectively.

              We have not determined the specific allocation of the net proceeds of this offering. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business or financial condition, cause the price of our common stock to decline and delay product development.

You will experience immediate dilution in the book value per share of the common stock you purchase.

              Since the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price to the public of $13.27 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $10.34 per share in the net tangible book value of the common stock. See the section entitled "Dilution" below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

A substantial number of shares of our outstanding common stock may be sold in this offering, which could cause the price of our common stock to decline.

              In this offering, assuming the underwriter's option to purchase up to 1,050,000 additional shares from us is exercised in full, we will sell 8,050,000 shares, or approximately 20.1% of our outstanding common stock as of March 31, 2007. This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Forward-Looking Statements

              This prospectus supplement and the accompanying prospectus contain and incorporate by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not descriptions of historical facts are forward-looking statements, based on management's estimates, assumptions and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," or "anticipates" or similar terminology.

              These statements reflect our current views about future events and are subject to significant risks and uncertainties, including those discussed below and those described more fully in other reports filed by us with the SEC. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements. The factors that could cause actual results to differ from our expectations include, but are not limited to, our ability to achieve and maintain profitability; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines; our ability to out-license our proprietary candidates on favorable terms; our ability to continue to fund and successfully progress internal research efforts, to grow our clinical development capabilities and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; our ability and the ability of our collaborators to meet objectives, including clinical trials, tied to milestones and royalties; our ability to attract and retain experienced scientists and management; and the risk factors set forth under the caption "Risk Factors." The forward-looking statements contained herein represent our judgment as of the date of this prospectus supplement. We disclaim any intent or obligation to update any forward-looking statement except to the extent required by law.

Use of Proceeds

              Based on an assumed offering price of $13.27 per share, we estimate that the net proceeds to us from this offering will be approximately $87.0 million (or approximately $100.1 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

              A $1.00 increase or decrease in the public offering price per share would increase or decrease the expected net proceeds by approximately $6.6 million. We may also increase or decrease the number of shares we are offering. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease the expected net proceeds from this offering by approximately $12.5 million. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering.

              We intend to use the net proceeds from this offering to fund our research and development efforts, including clinical trials for our proprietary candidates, and for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, drugs, drug candidates or other intellectual property, although we have no present commitments or agreements to do so.

              The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, technological advances and the competitive environment for our drug candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

Capitalization

              The following table shows our unaudited cash, cash equivalents and marketable securities and capitalization as of December 31, 2006:

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  on an actual basis; and

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  on an as adjusted basis to give effect to our sale of 7,000,000 shares of our common stock in this offering at an assumed public offering price of $13.27 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

              This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing in our most recent quarterly and annual reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

              Each $1.00 increase or decrease in the offering price per share would increase or decrease the as adjusted figure shown below for "cash, cash equivalents and marketable securities," "additional paid-in-capital," "total stockholders' equity" and "total capitalization" by approximately $6.6 million, after deducting estimated underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease the as adjusted figure below for "cash, cash equivalents and marketable securities," "additional paid-in-capital," "total stockholders' equity" and "total capitalization" by approximately $12.5 million, after deducting estimated underwriting discounts and commissions.

	As of December 31, 2006
	Actual	As adjusted
	(unaudited) (in thousands, except share and per share data)
Cash, cash equivalents and marketable securities	$84,400	$171,417

Long-term debt	15,000	15,000

Stockholders' equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, par value $0.001 per share; 60,000,000 shares authorized; 39,892,573 shares issued and outstanding, actual; 46,892,573 shares issued and outstanding, as adjusted	40	47
Additional paid-in-capital	208,052	295,062
Accumulated deficit	(157,757)	(157,757)
Accumulated other comprehensive loss	(50)	(50)

Total stockholders' equity	50,285	137,302

Total capitalization	$65,285	$152,302

              The information in the table above excludes the following:

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  7,423,621 shares issuable upon exercise of options outstanding as of December 31, 2006 at a weighted average exercise price of $7.02 per share;
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  3,192,817 shares of common stock available for future issuance under our stock option plan as of December 31, 2006; and
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  353,784 shares of common stock available for future issuance under our employee stock purchase plan as of December 31, 2006.

Dilution

              If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of December 31, 2006, was approximately $50.3 million, or $1.26 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of $0, and dividing this amount by the number of shares of common stock outstanding as of December 31, 2006. After giving effect to the sale by us of 7,000,000 shares of common stock offered in this offering at an assumed public offering price of $13.27 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2006 would have been approximately $137.3 million, or $2.93 per share of common stock. This represents an immediate increase in the net tangible book value of $1.67 per share to our existing stockholders and an immediate and substantial dilution in the net tangible book value of $10.34 per share of common stock to new investors. The following table illustrates this calculation on a per share basis:

Assumed public offering price per share		$13.27
Net tangible book value per share as of December 31, 2006	$1.26
Increase per share attributable to new investors	1.67

As adjusted net tangible book value per share after the offering		2.93

Dilution per share to new investors		$10.34

              Each $1.00 increase or decrease in the offering price per share would increase or decrease the as adjusted net tangible book value by $6.6 million and the dilution to investors in the offering by $0.86 per share, assuming that the number of shares offered in this offering, as set forth on the cover page of this prospectus supplement, remains the same. A 1,000,000 share increase or decrease in the number of shares offered would increase or decrease the as adjusted net tangible book value by $12.5 million and the dilution to investors in the offering by $0.20 per share, assuming that the offering price per share as set forth on the cover page of this prospectus supplement, remains the same. The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of the offering is subject to adjustment based on the actual offering price of our common stock and other terms of this offering determined at pricing.

              If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value as of December 31, 2006 would have been $3.14 per share, representing an increase to existing stockholders of $1.88 per share, and there will be an immediate dilution of $10.13 per share to new investors.

              The information in the foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the per share offering price to the public in this offering. As of December 31, 2006, there were 39,892,573 shares of common stock outstanding, which does not include:

  •
  7,423,621 shares issuable upon exercise of options outstanding as of December 31, 2006 at a weighted average exercise price of $7.02 per share;
  •
  3,192,817 shares of common stock available for future issuance under our stock option plan as of December 31, 2006; and
  •
  353,784 shares of common stock available for future issuance under our employee stock purchase plan as of December 31, 2006.

Price Range of Our Common Stock

              Our common stock has been quoted on the Nasdaq Global Market under the symbol "ARRY" since our initial public offering on November 17, 2000. The following table sets forth, for the periods indicated, the reported high and low sales prices per share of our common stock as reported by the Nasdaq Global Market:

Year ended June 30, 2005	High	Low
First Quarter	$8.31	$5.29
Second Quarter	10.00	6.46
Third Quarter	9.89	6.74
Fourth Quarter	7.09	5.61
Year ended June 30, 2006	High	Low
First Quarter	$7.81	$5.90
Second Quarter	7.75	6.05
Third Quarter	9.81	6.82
Fourth Quarter	9.14	6.50
Year ending June 30, 2007	High	Low
First Quarter	$8.83	$7.42
Second Quarter	13.95	8.17
Third Quarter	14.23	11.25

              On April 18, 2007, the closing price of our common stock as reported by the Nasdaq Global Market was $13.27 per share. As of March 31, 2007, there were approximately 77 stockholders of record of our common stock. This does not include the number of persons whose stock is held in nominee or "street name" accounts through brokers.

Dividend Policy

              We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Additionally, we are currently restricted from paying any dividends under our credit facility. Therefore, we do not anticipate that we will declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the Board of Directors deems relevant.

Material U.S. Federal Tax Considerations to Non-U.S. Holders

              The following is a general discussion of the principal material U.S. federal income and estate tax considerations with respect to the ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. This discussion is not a complete analysis of all of the potential tax consequences relating to the ownership of our stock. Except where noted, this summary deals only with a non-U.S. holder that holds our common stock as a capital asset.

              For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of our common stock (other than a partnership) that is not any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof, the District of Columbia, or any political subdivision of the Untied States, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

              If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors regarding the specific U.S. federal income tax consequences applicable to you.

              This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, "controlled foreign corporation" or "passive foreign investment company"). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

              If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

Dividends

              Payments made on our common stock will generally constitute "dividends" for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero. Any excess amounts will be treated as gain from the sale of the stock.

              We have never declared or paid cash dividends on our common stock and we do not intend to declare or pay cash dividends on our common stock in the foreseeable future. If we were to pay dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

              Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder and, where an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at generally applicable individual or corporate graduated rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from this withholding tax, including completion of Internal Revenue Service, or IRS, Form W-8ECI (or successor form). Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

              A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends will be required to (a) complete IRS Form W-8BEN (or successor form) and certify under penalty of perjury that such holder is not a U.S. person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. Non-U.S. holders must provide this certification to us or our paying agent prior to the payment of any dividends and it must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

              A non-U.S. holder of our common stock may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

              A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder, (in which case the net income basis taxation described above would apply, and, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), (ii) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the U.S. for 183 or more days during the taxable year of the sale or other disposition and certain other requirements are met (in which case the gain would be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses), or (iii) we are or have been a "U.S. real property holding corporation," or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock.

              Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we currently are not, and do not anticipate becoming, a "USRPHC" for U.S. federal income tax purposes. If we are or become a USRPHC, and if our common stock is regularly traded on an established securities market at any time during the calendar year, only a non-U.S. holder who holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period) more than five percent of our common stock will be subject to U.S. federal income tax on the disposition of the common stock.

Federal Estate Tax

              Common stock in a U.S. corporation, including Array, held by an individual non-U.S. holder at the time of death will be considered U.S. situs property, will be included in the gross estate of the nonresident alien decedent for U.S. federal estate tax purposes, and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

              Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

              Backup withholding, currently at a 28% rate, generally will not apply to payments of dividends to a non-U.S. holder of our common stock if the holder is a foreign corporation, or if the non-U.S. holder furnishes to us or our paying agent the required certification under penalties of perjury as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we have or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

              Payments of the proceeds from a disposition by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker does not have documentary evidence that the beneficial owner is a non-U.S. holder, an exemption is not otherwise established, and the broker is: (i) a U.S. citizen; (ii) a controlled foreign corporation for U.S. federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or (iv) a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the income or capital interest in such partnership or (2) it is engaged in the conduct of a U.S. trade or business.

              Payment of the proceeds from a non-U.S. holder's disposition of our common stock made by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder is a foreign corporation, or certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting

              We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as joint book running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Jefferies & Company, Inc.
Piper Jaffray & Co.

Total	7,000,000

              The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

              The underwriters propose to offer the shares of common stock directly to the pubic at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                  per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $                  per share from the public offering price. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering.

              The underwriters have an option to buy up to 1,050,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

              The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	No exercise	Full exercise
Per share	$	$
Total to be paid by us	$	$

              We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $300,000.

              Subject to certain exceptions, our officers and directors have agreed, for a period of 90 days from the date of this prospectus supplement, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC.

              These restrictions do not apply to (a) bona fide gifts, provided the recipient agrees in writing with the Underwriters to be bound by the terms of the lock-up agreement or (b) dispositions to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned; provided that, in the case of any such transfer or disposition, (i) each donee or transferee executes and delivers to the Underwriters an agreement satisfactory to them in which the donee or transferee agrees to be bound by the terms of the lock-up agreement for the remainder of the restricted period and confirms that it has been in compliance with its terms and (ii) no filing under Section 16(a) of the United States Securities Exchange Act of 1934 reporting a reduction in beneficial ownership of shares of Common Stock, will be required or be voluntarily made as a result of the transaction during the restricted period. In addition, in the case of Mr. Conway, these restrictions do not apply to transactions made in accordance with Rule 10b5-1 Sales Plans adopted by Mr. Conway on February 16, 2006 and on February 8, 2007.

              Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

              In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

              The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

              These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

              The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

              This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

              Each Underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares of common stock or has in its possession or distributes this prospectus supplement or any other material.

              In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a relevant member state, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, or the relevant implementation date, the underwriters have not made and will not make an offer of our common stock to the public in that relevant member state prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that they may, with effect from and including the relevant Implementation Date, make an offer of our common stock to the public in that relevant member state at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by the issuer of a prospectus as required by Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression an "offer of our common stock to the public" in relation to any of our common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that member state by any measure implementing the Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

              The underwriters have not made and will not make an offer of our common stock to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus as required by the Prospectus Rules of the Financial Services Authority. The underwriters have only communicated and will only communicate an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company, and the underwriters have complied with and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to our common stock in, from or otherwise involving the United Kingdom.

              Neither this prospectus supplement nor any offering material relating to our common stock has been or will be submitted to the Commission des Opérations de Bourse" for approval ("Visa"), in France. The underwriters have not offered or sold and will not offer or sell any of our common stocks or distribute or cause to be distributed any copies of this prospectus supplement or any offering material relating to our common stock, directly or indirectly, in France, except (a) with the prior authorization of the French Ministry for Economy and Finance in accordance with Articles 9 and 10 of the 'Décret' of December 29, 1989 regulating financial relations between France and foreign countries, or (b) to qualified investors ("investisseurs qualifies"), and/or a restricted group of investors ("cercle restreint d'investisseurs"), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and "Décret' no. 98-880 dated October 1, 1998.

              This prospectus supplement and the accompanying prospects are not a Securities Selling Prospectus within the meaning of the German Securities Sales Prospectus Act of September 9, 1998 and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für FinanzdienstleistungsaufsichtI) or any other competent German governmental authority under the relevant laws. The underwriters have not offered or sold and will not offer or sell any of our common stock or distribute copies of this prospectus supplement and the accompanying prospects or any document relating to our common stock, directly or indirectly, in Germany except to persons falling within the scope of section 2 numbers 1 (persons who as part of their profession, occupation or business, purchase or sell securities for their own account or for the account of third parties), 2 (a restricted circle of persons) and 3 (employees by their employer or related group companies) of the German Securities Sales Prospectus Act of September 8, 1998 and by doing so has not taken, and will not take, any steps which would constitute a public offering of our common stock in Germany.

              The offering of our common stock in Italy has not been registered with the Commissione Nazionale per le Societá e la Borsa ("CONSOB") pursuant to Italian securities legislation and, accordingly: (i) our common stock cannot be offered, sold or delivered in the Republic of Italy ("Italy") in a solicitation to the public at large (sollecitazione all'investimento) within the meaning of Article 1paragraph 1, letter (t) of Legislative Decree no. 58 of February 24, 198 (the "Financial Services Act"), nor may any copy of this prospectus supplement or any other document relating to our common stock be distributed in Italy, (ii) our common stock cannot be offered, sold and/or delivered, nor may any copy of this prospectus or any other document relating to our common stock be distributed, either in the primary or in the secondary market, to individuals in Italy, and (iii) sales of our common stock in Italy shall only be: (a) negotiated with "Professional Investors" (operatori qualificati), as defined under Article 31, paragraph 2, of CONSOB Regulation no. 11522 of July 1, 1998, as amended("CONSOB Regulation No. 11522"), (b) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Italian Banking Act, the Financial Services Act, CONSOB Regulation no. 11522 and all the other relevant provisions of Italian law, and (c) effected in accordance with any other Italian securities, tax and exchange control and other applicable laws and regulations and any other applicable requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

              This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht), and none of this offering of our common stock has been or will be approved by any Swiss regulatory authority.

Information Incorporated by Reference

              The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

              This prospectus incorporates by reference the documents listed below that we have previously filed (under File No. 001-16633) with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (which shall not include information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including any financial statements or exhibits relating thereto and furnished pursuant to Item 9.01) between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.

  •
  Our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed with the SEC September 1, 2006, including information incorporated by reference from our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders, filed with the SEC on September 28, 2006;

  •
  Our Quarterly Reports on Form 10-Q for the periods ended September 30, 2006 and December 31, 2006, filed with the SEC on November 6, 2006 and on February 5, 2007, respectively;

  •
  Our Current Reports on Form 8-K filed with the SEC on July 11, 2006, August 10, 2006, September 14, 2006, October 6, 2006, October 19, 2006, October 31, 2006, November 6, 2006 (but only with respect to the Form 8-K filed on such date reporting information under Items 1.01 and 9.01), December 28, 2006, March 13, 2007, April 10, 2007, April 12, 2007 and April 23, 2007; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 16, 2000, and the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on August 3, 2001, including any amendment or report filed for the purpose of updating such descriptions.

              You can obtain a copy of any or all of these documents, including any exhibits thereto, at no cost, by visiting the Investor Relations section of our web site at http://www.arraybiopharma.com or by requesting them in writing or by telephone at the following address:

Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
(303) 381-6600
Attention: Investor Relations

              Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein referring to the contents of any contract or other document are not necessarily complete. Where such contract or other document is listed as an exhibit to the Registration Statement on Form S-3, of which this prospectus supplement and the accompanying prospectus form a part, or any document incorporated by reference therein, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

              Information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

Legal Matters

              The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Hogan & Hartson L.L.P., Boulder, Colorado. Latham & Watkins LLP, Costa Mesa, California, is counsel for the underwriters in connection with this offering.

Experts

              KPMG LLP, independent registered public accounting firm, have audited our financial statements and management's report on the effectiveness of our internal control over financial reporting included in our Annual Report on Form 10-K for the year ended June 30, 2006, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have incorporated our financial statements by reference in reliance on the report of KPMG LLP, given on the authority of said firm as experts in accounting and auditing.

              Ernst & Young LLP, independent registered public accounting firm, have audited our financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2004, as set forth in their report, appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as set forth in its report contained therein, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have incorporated our financial statements by reference in reliance on the report of Ernst & Young LLP, given on their authority as experts in accounting and auditing.

PROSPECTUS

ARRAY BIOPHARMA INC.

UP TO $150,000,000 OF OUR
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS

              We may offer from time to time up to $150,000,000 in total of any combination of the securities described in this prospectus. Any preferred stock we sell may be sold as either shares of preferred stock or represented by depositary shares. We may offer the common stock, preferred stock, depositary shares and warrants (collectively, the "securities") separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus.

              Each time we plan to issue securities, we will circulate a prospectus supplement, which will contain a description of the securities being offered and information about the specific terms, the public offering price of the securities and the net proceeds we expect to receive from such sale, and may add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest.

              The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution".

              Our common stock is listed on the Nasdaq Global Market and traded under the symbol "ARRY". On October 3, 2006, the last reported sale price for our common stock was $8.60 per share.

              An investment in our securities involves a high degree of risk. You should carefully consider the "Risk Factors" contained in any supplements to this prospectus and in our most recent annual report on Form 10-K and in our other filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus.

              This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2006

ABOUT THIS PROSPECTUS

              This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may from time to time offer up to $150,000,000 in any combination of the securities described in this prospectus. We may sell these securities either individually or as units consisting of one or more of such securities, each at prices and on terms to be determined at the time of sale. The common stock, preferred stock, depositary shares and warrants are collectively referred to in this prospectus as the "securities". The securities offered pursuant to this prospectus may be one or more series of issuances, and the total offering price of the securities will not exceed $150,000,000.

              This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information". These documents do not contain an offer to sell or solicitation of an offer to buy the securities in any circumstance in which the offer or solicitation is unlawful. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

              You should rely only on the information provided in the registration statement of which the prospectus is a part, this prospectus, any prospectus supplement and any documents incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The information in this prospectus or any prospectus supplement is accurate only as of the date of the document on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

              References in this prospectus to "Array", "the company", "we", "our" or "us" refer to Array BioPharma Inc. Our trademarks include the Array BioPharma logo and the terms "ARRAY BIOPHARMA", "ARRAY BIOPHARMA THE DISCOVERY RESEARCH COMPANY", "TURNING GENOMICS INTO BREAKTHROUGH DRUGS", "OPTIMER", and "ARRAY DISCOVERY PLATFORM". Other trademarks and trade names appearing in this prospectus are the property of the holders of such trademarks and trade names.

i

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

              This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not descriptions of historical facts are forward-looking statements, based on management's estimates, assumptions and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," or "anticipates" or similar terminology.

              These statements involve significant risks and uncertainties, including those discussed below and those described more fully in other reports filed by Array with the SEC. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, our ability to attract and retain experienced scientists and management, and the risk factors set forth under the caption "Risk Factors" in our most recent annual report on Form 10-K as filed with the SEC, and any amendments thereto we file with the SEC, and in any supplements to this prospectus. The forward-looking statements contained herein represent our judgment as of the date of this prospectus. We undertake no duty or obligation to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

ii

SUMMARY

Our Business

              Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat debilitating and life-threatening diseases. Our proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important target proteins. In addition, leading pharmaceutical and biotechnology companies partner with Array to discover and develop drug candidates across a broad range of therapeutic areas.

              The mailing address and telephone number of our principal executive offices are 3200 Walnut Street, Boulder, Colorado 80301, (303) 381-6600.

Securities We May Offer

              We may offer any of the following securities with a total value of up to $150,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering:

  •
  common stock;

  •
  preferred stock, in one or more series;

  •
  depositary shares;

  •
  warrants to purchase shares of common stock, shares of preferred stock or depositary shares; or

  •
  any combination of the foregoing securities.

              We refer to our common stock, preferred stock, depositary shares and warrants collectively in this prospectus as the "securities". This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

  •
  designation or classification;

  •
  aggregate offering price;

  •
  rates and times of payment of dividends, if any;

  •
  redemption, conversion or sinking fund terms, if any;

  •
  voting or other rights, if any;

  •
  conversion prices, if any; and

  •
  important federal income tax considerations.

              Common Stock.    We may offer shares of our common stock. Our common stock currently is listed on the Nasdaq Global Market under the symbol "ARRY". Shares of common stock that may be offered in this offering will, when issued and paid for, be fully paid and non-assessable.

              Preferred Stock.    We may offer shares of our preferred stock, in one or more series. Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock, including any dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into shares of our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates. Shares of preferred stock that may be offered in this offering will, when issued and paid for, be fully paid and non-assessable. The terms of the preferred stock we may offer under this prospectus and any prospectus supplement will be set forth in a certificate of designation relating to that series and will be incorporated by reference into the registration statement of which this prospectus is a part. We urge you to read the complete certificate of designation containing the terms of the applicable series of preferred stock, as well as the applicable prospectus supplement related to such series.

              Depositary Shares.    We may from time to time issue receipts for depositary shares representing fractional shares of our preferred stock. Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share. We will incorporate by reference into the registration statement of which this prospectus is a part the form of deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares that we are offering before the issuance of the related depositary shares. We urge you to read the prospectus supplements related to any depositary shares being offered, as well as the complete depositary agreement and depositary receipt that contains the terms of the depositary shares.

              Warrants.    We may issue warrants for the purchase of shares of our common stock or preferred stock or depositary shares in one or more series. Warrants may be issued independently or together with the securities offered by any prospectus supplement and may be attached to or separate from such securities. Further terms of the warrants will be set forth in warrant certificates issued under warrant agreements between us and an agent for the warrant holders, which we will incorporate by reference into the registration statement of which this prospectus is a part, as well as in the applicable prospectus supplement relating to such warrants. We urge you to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the applicable series of warrants.

RISK FACTORS

              Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated herein by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "RISK FACTORS" contained in any supplements to this prospectus and in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety.

              Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in any prospectus supplement. Each of these risk factors could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.

USE OF PROCEEDS

              Except as described in any prospectus supplement, we intend to use the net proceeds from the sale of our securities to fund our research and development efforts and for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire or invest in businesses or technologies that are complementary to our business, although we have no present commitments or agreements to do so. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

              The following description of our capital stock and material provisions of our amended and restated certificate of incorporation and bylaws is only a summary. The description is qualified in its entirety by the complete provisions of our amended and restated certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement on Form S-1 (file no. 333-45922) filed with the SEC on September 15, 2000. Our amended and restated certificate of incorporation authorizes the issuance of up to 70,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of October 3, 2006, 39,169,607 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Listing

              Our common stock is listed on the Nasdaq Global Market and traded under the symbol "ARRY".

Transfer Agent and Registrar

              American Stock Transfer and Trust Company is our transfer agent and registrar.

Common Stock

              Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable.

Preferred Stock

              Our board of directors is authorized, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders.

              We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the complete certificate of designation containing the terms of the applicable series of preferred stock, as well as the applicable prospectus supplement related to such series. The certificate of designation will include:

  •
  the title and stated value; the number of shares we are offering;

  •
  the liquidation preference per share;

  •
  the purchase price;

  •
  the dividend rate, period and payment date and method of calculation for dividends;

  •
  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  •
  the procedures for any auction and remarketing, if any;

  •
  the provisions for a sinking fund, if any;

  •
  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

  •
  any listing of the preferred stock on any securities exchange or market;

  •
  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

  •
  voting rights, if any, of the preferred stock;

  •
  preemption rights, if any;

  •
  restrictions on transfer, sale or other assignment, if any;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

  •
  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

              If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

              The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposed fundamental change in the rights of the preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

              We may amend from time to time our amended and restated certificate of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

              Future issuances of preferred stock may have the effect of delaying or preventing a change in our control or make removal of our management more difficult. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of the common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could also cause the market price of our common stock to decline.

Registration Rights

              Prior to our initial public offering and in connection with the sale and issuance of our Series A preferred stock in May 1998, and August 1998, our Series B preferred stock in November 1999, and our Series C preferred stock in August 2000, we entered into an agreement with the investors in such financings providing for registration rights with respect to the shares of common stock, including those issuable upon conversion of each series of preferred stock, held and subsequently acquired by these investors. Currently, 3.6 million shares of our common stock are entitled to registration rights pursuant to terms and conditions of this agreement. The registration rights under this agreement allow the holders of at least 30% of the shares of common stock held by such holders then outstanding to require us to register their shares under the Securities Act on up to two occasions, subject to limitations described in the agreement. In addition, these holders can require us to include their shares in future registrations of our shares for our account or the account of another stockholder. These holders may also require us to register their shares on up to two occasions in any calendar year on Form S-3. These registration rights are subject to limitations and conditions, including the right of underwriters to limit the number of shares of common stock held by existing stockholders to be included in a registration. The registration rights as to any holder will terminate when all securities held by the holder entitled to registration rights can be sold within a three-month period under Rule 144 of the Securities Act and when the number of shares held by the holder is less than 1% of our outstanding capital stock on an as converted to common stock basis. In addition, we are generally required to bear all expenses of registration, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions.

              Registration of any shares with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act. Sales of these shares, whether pursuant to Rule 144 under the Securities Act or a an effective registration statement, could have a material adverse effect on the trading price of our common stock.

Limitation of Liability of Directors and Officers

              As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions; or

  •
  for any transaction from which the director derives an improper personal benefit.

              As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Indemnification

              Our bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will indemnify a director or officer in connection with an action initiated by that person if the action was authorized by our board of directors. The indemnification provided under our bylaws includes the right to be paid expenses in advance of the final disposition of a proceeding for which indemnification may be had if the director or officer agrees to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Under our bylaws, if we do not pay a claim for indemnification within 60 days after we have received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim. If successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

              Our bylaws also authorize us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner or agent of another corporation or other entity or enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses. We may obtain this insurance whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We have purchased director and officer liability insurance on behalf of our directors and officers. The indemnification provisions under our amended and restated certificate of incorporation and bylaws are not exclusive of any other rights to indemnification under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Anti-Takeover Provisions

              General

              Our amended and restated certificate of incorporation and bylaws contain some provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of us other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest, including attempts that might result in the stockholders receiving a premium over the market price for the shares of common stock they hold.

              Classified Board

              Our amended and restated certificate of incorporation provides for the division of our board of directors into three classes of directors serving staggered three-year terms. Our amended and restated certificate of incorporation further provides that the approval of the holders of at least two-thirds of the shares entitled to vote is necessary for the alteration, amendment or repeal of sections of our amended and restated certificate of incorporation relating to the election and classification of our board of directors, limitation of director liability, indemnification and the vote requirements for these amendments to our amended and restated certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

              Removal of Directors and Vacancies

              Our amended and restated certificate of incorporation provides that directors may be removed only with cause upon the affirmative vote of holders representing two-thirds of our outstanding shares. In addition, vacancies and newly created directorships resulting from any increase in the size of the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even if they do not constitute a quorum, or by the sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

    Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

              Our bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to the board of directors and with regard to matters to be brought before an annual meeting of our stockholders by a stockholder. The stockholder's notice must contain specified information regarding the stockholder and its holdings, as well as about the director nominee and any business desired to be brought before the meeting. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, the bylaws:

  •
  may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed; or

  •
  may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of this solicitation or the attempt to obtain control might be beneficial to us and our stockholders.

              Special Stockholders' Meetings

              Under our amended and restated certificate of incorporation and bylaws, special meetings of stockholders, unless otherwise prescribed by statute, may be called only by the board of directors, the chairperson, or the chief executive officer.

              Stockholder Action Without a Meeting Only by Unanimous Written Consent

              Our amended and restated certificate of incorporation provides that any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting only by unanimous written consent.

              Section 203 of the Delaware General Corporation Law

              Under Section 203 of the Delaware General Corporation Law, we may not engage in a "business combination," which includes a merger or sale of more than 10% of our assets, with any "interested stockholder," namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder, unless:

  •
  the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  •
  at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

              Authorized but Unissued Shares

              The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Rights Plan

              On August 2, 2001, our board of directors adopted a Rights Agreement, pursuant to which all stockholders of record as of August 27, 2001 received rights to purchase shares of a newly created series of preferred stock. Each right entitles the registered holder to purchase from us one-one hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $70.00 per share, subject to adjustment. The rights will become exercisable 10 business days after announcement that a person or group has acquired or obtained the right to acquire 15% or more of our outstanding common stock or 10 business days after commencement or announcement of a tender or exchange offer for 15% or more of our outstanding common stock. If a person or group acquires 15% or more of our outstanding common stock, all rights holders, except the acquiring person or group, will be entitled to acquire our common stock at a discount. In the event that we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, or 50% or more of our assets or earning power is sold or transferred to a person or group who has acquired 15% or more of our outstanding capital stock, proper provision will be made so that each such holder of a right will have the right to receive, upon exercise of the right, shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right.

              Our board of directors may terminate the rights plan at any time, amend the rights plan without the approval of any holders of the rights or redeem the rights within 10 business days of the date a person or group acquires 15% or more of our outstanding capital stock. The rights expire on August 2, 2011.

              The form of Rights Agreement specifying the terms of the rights, which includes the form of Certificate of Designation of the Series A Junior Participating Preferred Stock, the Summary of Rights to Purchase Series A Junior

              Participating Preferred Stock and the form of Rights Certificate, is attached as an exhibit to the Registration Statement on Form 8-A filed by Array with the SEC on August 3, 2001. The foregoing description of the rights is only a summary and is qualified in its entirety by reference to the complete text of the Rights Agreement.

DESCRIPTION OF DEPOSITARY SHARES

              We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

              The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

              The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. The following summaries of material provisions of the deposit agreement, the depositary shares and the depositary receipts are subject to, and qualified in their entirety by reference to, all of the provisions of the deposit agreement applicable to a particular offering of depositary shares. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.

Form

              Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

              The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

              If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

Withdrawal of Underlying Preferred Stock

              Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

Redemption of Depositary Shares

              If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

              Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

Conversion of Preferred Stock

              If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions that direct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder's depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement

              The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Depositary

              We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.

Reports

              The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

              Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

              The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

General

              The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The form for each type of warrant will be filed as an exhibit to the registration statement of which this prospectus is a part.

              We may issue, together with other securities or separately, warrants to purchase preferred stock or common stock. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

              Further terms of the warrants will be set forth in the applicable prospectus supplement, including, where applicable, the following:

  •
  the title of such warrants;

  •
  the aggregate number of warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, terms and number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of the warrants;

  •
  the designation and terms of the securities with which the warrants are issued and the number of warrants issued with such securities;

  •
  the date on and after which the warrants and the related securities will be separately transferable, including any limitations on ownership and transfer of the warrants;

  •
  in the case of warrants to purchase common stock, preferred stock or depositary shares, the price at which each share of common stock, preferred stock or depositary share purchasable upon exercise of the warrants may be purchased;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants shall commence and expire;

  •
  the minimum or maximum amount of warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of certain federal income tax consequences; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

              Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock, preferred stock or depositary shares, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

              Each warrant will entitle the holder thereof to purchase for cash the securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

              Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

              Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment of the exercise price and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights of Holders of Warrants

              Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder's warrants.

LEGAL OWNERSHIP OF SECURITIES

              We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

              We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

              Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

              As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

              We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

              For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

              Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

              For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

              If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

              A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

              Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

              A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

              If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

              As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

              If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

  •
  An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

              In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

              The global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

              The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

              We may sell the securities being offered by this prospectus separately or together through any of the following methods:

  •
  directly to purchasers;

  •
  through agents;

  •
  to or through one or more underwriters or dealers;

  •
  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; and

  •
  through a combination of any of these methods of sale.

              We may effect the distribution of the securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed from time to time;

  •
  at market prices prevailing at the times of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

              Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, as described above under "SUMMARY—Securities We May Offer".

              Agents.    We may solicit offers to purchase the securities offered by this prospectus through agents we designate from time to time. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of his or her appointment. Any agent may be deemed to be an "underwriter" of the securities as that term is defined in the Securities Act of 1933 (the "Securities Act").

              Underwriters.    If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. The underwriter or underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of an underwriter or underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. We may use underwriters with whom we have a material relationship. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any such relationship and any of these activities in the prospectus supplement.

              Dealers.    If a dealer is used in the sale of the securities, an underwriter or we will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

              Direct Sales.    We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

              Indemnification.    Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution.

              Delayed Delivery Contracts.    We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

  •
  that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

  •
  that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

              Stabilization Activities.    To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time.

              Passive Market Making.    To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the securities on the Nasdaq Global Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

              Trading Markets and Listing.    Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer under this prospectus.

              No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the Internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.

LEGAL MATTERS

              Hogan & Hartson L.L.P., Boulder, Colorado, will provide us with an opinion as to certain legal matters in connection with the issuance and sale of the securities.

EXPERTS

              KPMG LLP, independent registered public accounting firm, has audited our consolidated financial statements for the years ended June 30, 2006 and 2005 included in our Annual Report on Form 10-K for the year ended June 30, 2006, as set forth in its report contained therein, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended June 30, 2004 included in our Annual Report on Form 10-K for the year ended June 30, 2006, as set forth in its report contained therein, which is incorporated by reference in this prospectus and elsewhere in the registration statement. We have incorporated our financial statements by reference in reliance on the report of KPMG LLP and the report of Ernst & Young LLP, given on the authority of said firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

              This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (under File No. 001-16633) and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.

        1.     Our Annual Report on Form 10-K for the year ended June 30, 2006 filed with the SEC on September 1, 2006;

        2.     Our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders, filed with the SEC on September 28, 2006;

        3.     Our Current Reports on Form 8-K filed with the SEC on July 11, 2006, August 7, 2006, August 10, 2006 and September 14, 2006 (except to the extent such information was furnished to and not filed with the SEC); and

        4.     The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 16, 2000, and the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on August 3, 2001, including any amendment or report filed for the purpose of updating such descriptions.

              You can obtain a copy of any or all of these documents, including any exhibits thereto, at no cost, by visiting the Investor Relations section of our web site at http://www.arraybiopharma.com or by requesting them in writing or by telephone at the following address:

Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
(303) 381-6600
Attention: Investor Relations

              See also the section entitled "Where You Can Find More Information" below.

              Statements contained in this prospectus and the documents incorporated by reference herein referring to the contents of any contract or other document are not necessarily complete. Where such contract or other document is listed as an exhibit to the Registration Statement on Form S-3, of which this prospectus forms a part, or any document incorporated by reference therein, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

              Information contained on our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains important information about our company and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

              In addition, any information we file with the SEC, including the registration statement and the documents incorporated by reference into this prospectus, and the exhibits thereto, is also available on the SEC's website at http://www.sec.gov. We also maintain a web site at http://www.arraybiopharma.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

7,000,000 Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

JPMorgan	Banc of America Securities LLC
Jefferies & Company	Piper Jaffray

The date of this prospectus supplement is            , 2007